Exhibit 10.5(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

ENTERED INTO
AS OF AUGUST 26, 2010

BETWEEN

BAYER CONSUMER CARE AG

AND

KYTHERA BIOPHARMACEUTICALS, INC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “License Agreement”) is entered into as of August 26, 2010 (the “Effective Date”) between BAYER CONSUMER CARE AG, a company organized under the laws of Switzerland (“BCC”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).  Kythera and BCC are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kythera has developed certain intellectual property relating to the use of deoxycholic acid for treatment of localized fat deposits;

WHEREAS, BCC and its Affiliates have substantial expertise in the research, development, manufacture, distribution, sales and marketing of pharmaceutical products worldwide; and

WHEREAS, Kythera wishes to grant to BCC, and BCC wishes to obtain, the right to develop, manufacture and commercialize certain product(s) containing deoxycholic acid in the BCC Territory (as defined herein), for all human and animal applications, all on the terms and conditions set forth herein.

WHEREAS, Kythera and BCC have agreed to collaborate, through BCC Affiliate Intendis, in the Development of the Initial Product, on the terms and conditions set forth in a separate Services, Research, Development, and Collaboration Agreement entered into between Kythera and Intendis on even date herewith;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this License Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this License Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                       “Actual Cost” means, with respect to the Compound or the Initial Product, Kythera’s [*] costs expended to produce, release and deliver Compound, Product, or drug kits (each drug kit defined as a unit containing [*] of Initial Product, which are sufficient for one treatment cycle of one patient), as the case may be ([*], unless specifically provided under this License Agreement or under the Project Plan), in accordance with the Project Plan.

1.2                       “Actual Knowledge” means, with respect to a Party, the actual knowledge of any officer of such Party or the knowledge that such officer should have had following due and reasonable inquiry.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.3                       “Adverse Event” has the meaning set forth in Section 4.2(b).

1.4                       “Affiliate” means, with respect to a particular Party, any corporation or other entity controlled by, controlling, or under common control with, such Party, and, solely for the purposes of this definition, “control” means direct or indirect ownership of more than fifty percent (50%) of the voting stock (or other comparable ownership interest) of a corporation or entity or the power to direct the management of a corporation or entity through ownership of stock, by contract or otherwise.  As of the Effective Date, Intendis GmbH, a company organized under the laws of the Federal Republic of Germany (“Intendis”), is an Affiliate of BCC.

1.5                       “Bankrupt Party” has the meaning set forth in Section 14.3.

1.6                       “BCC Indemnitees” has the meaning set forth in Section 10.1.

1.7                       “BCC Intellectual Property” means, with respect to a particular Product, all Patents, Information, Technology, and other intellectual property rights, in each case Controlled solely (as between the Parties) by BCC or its Affiliates (including Intendis Developed IP under the Collaboration Agreement), whether as of the Effective Date or during the Term, which relate to, or are necessary or useful to make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, such Product (including submitting for Regulatory Approval).

1.8                       “BCC [*] Initial Product Diversion” has the meaning set forth in Section 2.5(b)(i).

1.9                       “BCC Product Marks” has the meaning set forth in Section 5.3.

1.10                “BCC Prosecuted Patents” has the meaning set forth in Section 8.4(b)(i).

1.11                “BCC Territory” means all countries and territories in the world outside the Retained Territory.

1.12                “Breaching Party” has the meaning set forth in Section 12.2.

1.13                “Bundled Product” means a Product packaged with one or more other products and sold as one pack.

1.14                “Business Day” means any weekday, and for financial obligations any weekday other than a weekday on which banks in Calabasas, California or Basel, Switzerland are authorized or required to be closed.

1.15                “Catastrophic Breach” has the meaning set forth in Section 12.7(d).

1.16                “Change in Control” means, with respect to a Party, and shall be deemed to have occurred upon:

(a)                                  any Third Party or group of related Third Parties, excluding employee benefit

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

plans of such Party or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which Rules shall apply for purposes of this clause (a) whether or not such Party is subject to the Exchange Act), directly or indirectly, of such Party’s securities representing (i) fifty percent (50%) or more of the combined voting power of such Party’s then outstanding securities (“Voting Power”) or (ii) fifty percent (50%) or more of such Party’s then outstanding voting securities and non-voting securities taken together;

(b)                                 any consolidation or merger of such Party with or into any Third Party, or any other corporate reorganization, in which the stockholders of such Party (in the aggregate) immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Voting Power of the surviving entity immediately after such consolidation, merger or reorganization;

(c)                                  any transaction or series of related transactions in which in excess of (i) fifty percent (50%) of such Party’s then-outstanding Voting Power is transferred or (ii) fifty percent (50%) of such Party’s then-outstanding voting and non-voting securities, taken together, is transferred;

(d)                                 a sale, lease or other disposition of (i) all or substantially all of the assets of such Party or (ii) all or substantially all of the assets of such Party relating to the Compound or Products; or

(e)                                  any Third Party or group of related Third Parties becoming entitled to elect a majority of the board of directors (or any successor governing body) of such Party.

For the avoidance of doubt, with respect to Kythera, any public offering under the United States Securities Act of 1933 (as codified under 15 U.S.C. §77a et. seq.) or the Exchange Act or foreign equivalent of the foregoing is not a Change in Control, unless any Third Party acquires, in such transaction, in excess of (i) fifty percent (50%) of Kythera’s then-outstanding Voting Power is transferred or (ii) fifty percent (50%) of Kythera’s then-outstanding voting and non-voting securities, taken together, is transferred.

1.17                “Chief Executives” has the meaning set forth in Section 13.2.

1.18                “Collaboration Agreement” means that certain Services, Research, Development and Collaboration Agreement, dated as of the date of this License Agreement, by and between Intendis and Kythera, pursuant to which, among other things, Kythera and Intendis agree to collaborate on the conduct of specified Development activities relating to the Initial Product in the BCC Territory.

1.19                “Combination Product” means a Product suitable for human application that contains the Compound as an active ingredient together with one or more other active ingredients.

1.20                “Commercial Use Validation” has the meaning set forth in Section 6.1(c).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.21                “Commercialize” or “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of a Product, including:  (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post-marketing clinical studies for use in generating Data (and all associated reporting requirements), and (c) all customer support, Product distribution, invoicing and sales activities.

1.22                “Commercially Reasonable Efforts” means (i) with respect to the efforts to be expended by any Party or any of its Affiliates with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (ii) with respect to any objective relating to Development or Commercialization of the Compound or a Product, those efforts, consistent with compliance with applicable Laws and the exercise of prudent scientific and business judgment, in an active and ongoing program as applied by a Party to the Development and Commercialization of, or the conduct of Regulatory Activities with respect to, its own pharmaceutical products at a similar stage of development and with similar market potential.  Commercially Reasonable Efforts requires that a Party, at a minimum, assign appropriate responsibility for such obligations to qualified employees, sets annual goals and objectives sufficient for carrying out such obligations, and allocates adequate resources designed to meet such goals and objectives.

1.23                “Competing Product” means any product for human use, not developed by BCC or its Affiliates, that is sold by a Third Party (i) that is [*] or [*]; (ii) that is not a [*]; (iii) that [*]; and (iv) for which Regulatory Approval has been received for [*].

1.24                “Competitor Entry” has the meaning set forth in Section 7.4(d).

1.25                “Compound” means deoxycholic acid, including any metabolites, salts, esters, free-acid forms, free-base forms, racemates or other active forms thereof, and any improvements that are derivatives made from any of the foregoing.

1.26                “Compound Manufacturer” has the meaning set forth in Section 6.1(g).

1.27                “Compound Specifications” means the specifications for the Compound in the BCC Territory set forth in Exhibit A which may be amended only pursuant to Section 6.1(e) of this License Agreement.  For clarity, the specifications set forth in Exhibit A as of the Effective Date relate only to the Compound as supplied for use in clinical trials.

1.28                “Confidential Information” means, with respect to a Party, (a) all Information and Technology of such Party or its Affiliates that is disclosed to the other Party under this License Agreement, whether in oral, written, graphic, tangible or electronic form; (b) all Information and Technology disclosed by Kythera or Intendis pursuant to the Collaboration Agreement, which shall be deemed to be Confidential Information disclosed hereunder; and (c) all Information and Technology disclosed by Kythera or Intendis pursuant to the Secrecy Agreements, which shall be deemed to be Confidential Information disclosed hereunder;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

provided that in case of clauses (b) and (c) above, Information and Technology disclosed by Intendis shall be deemed to be the Confidential Information of BCC hereunder.

1.29                        “Control” means, with respect to any Information, Technology or intellectual property right, that a Party owns or has a license to such Information, Technology or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this License Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.30                “Court” has the meaning set forth in Section 13.3(b).

1.31                “CRO” means any Third Party independent contractor approved by BCC or designated Affiliate that conducts all or part of the Current Phase 3 Clinical Trials on behalf of the Parties, including without limitation protocol design, selection or monitoring of investigators, evaluation of reports, generation of tables and listings for statistical analysis, and preparation of materials to be submitted to a Regulatory Authority.  The Parties understand that as of the Effective Date, Parexel is the CRO responsible for the Current Phase 3 Clinical Trials.

1.32                “CTAs” has the meaning set forth in Section 4.1(a).

1.33                “Current Phase 3 Clinical Trials” means the two (2) Phase 3 Clinical Trials in the EU initiated for the Initial Product by Kythera and entitled “Phase 3, multicenter, randomized, double-blind, placebo-controlled study of ATX-101 (sodium deoxycholate injection) versus placebo for the reduction of localized subcutaneous fat in the submental area” and that have Protocol numbers ATX-101-10-16 and ATX-101-10-17.

1.34                “Data” means any and all, clinical, pharmaceutical and analytical data, research data, pharmacology data, preclinical data, clinical data and/or all other documents (including all electronic documents), with respect to the Compound and Products that have been submitted, or are required to be submitted, to the FDA, EMA or other Regulatory Authority in association with a Regulatory Approval, or any data generated pursuant to Phase 3 Clinical Trials, Phase 3b Clinical Trials or Phase 4 Clinical Trials.

1.35                “Database Lock” means BCC’s receipt of written notice from the CRO responsible for the Current Phase 3 Clinical Trials that all Data required by the Protocols has been entered into the database, reviewed, queries resolved, and issues addressed and that such Data is ready to undergo statistical analysis.

1.36                “DC” has the meaning set forth in Section 7.4(a).

1.37                “DC Product” has the meaning set forth in Section 7.4(a)(i).

1.38                “Develop” or “Development” means the conduct of all activities relating to preparing and conducting preclinical testing, toxicology testing and human clinical studies with respect to a Product, together with the manufacturing of such Product for the purpose of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

conducting the foregoing activities.  For clarity, Development does not include Regulatory Activities.

1.39                “Development Account” has the meaning set forth in Section 4.1(a) of the Collaboration Agreement.

1.40                “Disputes” has the meaning set forth in Section 13.1.

1.41                “Distributor” has the meaning set forth in Section 2.2.

1.42                “Dollars” means the official currency of the United States and “$” shall be interpreted accordingly.

1.43                “Effective Date” has the meaning set forth in the preamble to this License Agreement.

1.44                “EMA” means the European Medicines Agency and any successors thereof.

1.45                “EU” means all of the countries and territories in the European Union.

1.46                “Euro” means the official currency of the European Union, and “€” shall be interpreted accordingly.

1.47                “Exclusivity Extension” means any applicable exclusivity extensions for a pharmaceutical product, including without limitation pediatric, biologic product, or data exclusivity, in a country with respect to a product (such as those periods listed in the FDA’s Orange Book or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and equivalents in other countries in the BCC Territory).

1.48                “Facility Inspection” has the meaning set forth in Section 6.3.

1.49                “FDA” means the United States Food and Drug Administration and any successors thereof.

1.50                “Field” means all human and animal applications, including, without limitation, the Initial Indication.

1.51                “First Commercial Sale” means (a) with respect to all countries in the BCC Territory except [*], the first bona fide sale by BCC, its Affiliates or Sublicensees to a Third Party (including a Distributor) of a Product for use or consumption by an end-user of such Product in a given country after Regulatory Approval has been obtained in such country; and (b) with respect to [*] only, the first bona fide sale effected or authorized by BCC, its Affiliates or Sublicensees to a Third Party (including a Distributor) of a Product for use or consumption by an end-user of such Product in [*].

1.52                “FTE” means a full time employee or equivalent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.53                “Generic Entry” has the meaning set forth in Section 7.4(e).

1.54                “Generic Version” means, with respect to a Product, a product (i) that contains the Compound as the active ingredient, and (ii) has been granted a marketing authorization pursuant to Articles 10(1), 10(2), 10(3), 10(4) or 10a of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use, each as amended, or any similar approval in any country in the BCC Territory that is based on a demonstration of bio-equivalence or similarity to such Product.

1.55                “GMP” means good manufacturing practices of the FDA and other appropriate Government Authority relating to manufacturing practices for products (including ingredients, testing, storage, packaging, handling, intermediates, bulk and finished products) promulgated by the FDA or any other appropriate Governmental Authority, in the form of Laws, guidelines, advisory opinions and compliance policy guides and current interpretations of the authority agency, as the same may be updated, supplemented or amended from time to time.

1.56                “Go Decision” has the meaning set forth in Section 4.1(c).

1.57                “Go-No-Go Information” has the meaning set forth in Section 4.1(c).

1.58                “Governmental Authority” means any tax authority, multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.59                “IAS/IFRS” means International Accounting Standards/International Financial Reporting Standards, as promulgated by the International Accounting Standards Board.

1.60                “ICC Rules” or “Rules” has the meaning set forth in Section 13.3(a).

1.61                “In-License Agreements” means any license agreement entered into after the Effective Date by Kythera in which Kythera acquires from a Third Party rights as a licensee under Patents included in the Kythera Licensed Intellectual Property.

1.62                “Indemnified Party” has the meaning set forth in Section 10.3.

1.63                “Indemnifying Party” has the meaning set forth in Section 10.3.

1.64                “Information” means any Data, non-regulatory data, results, records, reports, business and technical information and information of any type whatsoever, in any tangible or intangible form, including, without limitation, technical, marketing and financial reports, specifications, market data, financial data, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.65                “Initial Cure Period” has the meaning set forth in Section 2.5(b)(ii).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.66                “Initial Indication” means the treatment of submental fat in humans.

1.67                “Initial Product” means the Product (including any Substitute Product) under Development or Developed pursuant to the Current Phase 3 Clinical Trials, or if such Development of such Product is terminated, the first Product Commercialized for the Initial Indication under this License Agreement.

1.68                “Initial Product Specifications” means the specifications for the Initial Product in the BCC Territory set forth in Exhibit B which may be amended only pursuant to Section 6.1(e) of this License Agreement.  For clarity, the specifications set forth in Exhibit B as of the Effective Date relate only to the Initial Product as supplied for use in clinical trials.

1.69                “[*] Alternative Strategy Milestone” has the meaning set forth in Section 7.2(a)(ii)(B).

1.70                “[*] Regulatory Recommendation Milestone” has the meaning set forth in Section 7.2(a)(ii)(A).

1.71                “Joint Intellectual Property” means all Patents, Information, Technology and other intellectual property rights that are not BCC Intellectual Property or Kythera Intellectual Property, but that are for Patents conceived or for other intellectual property rights developed jointly by BCC and Kythera under or in performance of this License Agreement or Joint Developed IP with Intendis under the Collaboration Agreement during the Term that is necessary or useful for Developing and Commercializing, and conducting Regulatory Activities with respect to, one or more Products.

1.72                “Joint Inventions” has the meaning set forth in Section 8.2.

1.73                “Joint Patents” means Patents included in the Joint Intellectual Property.

1.74                “Joint Product Marks” has the meaning set forth in Section 5.3.

1.75                “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.2(a).

1.76                “Kythera Indemnitees” has the meaning set forth in Section 10.2.

1.77                “Kythera Intellectual Property” means all (a) Kythera Owned Intellectual Property, (b) Kythera Licensed Intellectual Property, and (c) Kythera Developed IP as such term is defined under the Collaboration Agreement.

1.78                “Kythera Licensed Intellectual Property” means (a) the Patents listed on Schedule 1.78 and (b) all Patents, Information, Technology, and other intellectual property rights, in each case in (b) licensed by one or more Third Parties to Kythera or any of its Affiliates or otherwise Controlled (other than by assignment of ownership) by Kythera or any of its Affiliates, whether now or during the term of this License Agreement which are necessary or used by Kythera or any of its Affiliates to make, have made, use, sell, offer for sale, have sold,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

import, export or otherwise exploit, one or more Products (including submitting for Regulatory Approval).

1.79                “Kythera Manufacturing Know-How” has the meaning set forth in Section 6.2(c).

1.80                “Kythera Owned Intellectual Property” means (a) the Patents listed on Schedule 1.80, and (b) all other Patents, Information, Technology and other intellectual property rights, including any rights in the Technology, in each case in (b) owned solely by Kythera or any of its Affiliates, whether now or during the term of this License Agreement which are necessary or used by Kythera or any of its Affiliates to make, have made, use, sell, offer for sale, have sold, import, export or otherwise exploit, one or more Products (including submitting for Regulatory Approval).

1.81                “Kythera Patents” means Patents included in the Kythera Intellectual Property.

1.82                “Kythera Product Marks” has the meaning set forth in Section 5.3.

1.83                “Kythera Prosecuted Patents” has the meaning set forth in Section 8.4(a)(i).

1.84                “LA BioMed” means the Los Angeles Biomedical Research Institute at Harbor/UCLA Medical Center.

1.85                “LA BioMed License Agreement” has the meaning set forth in Section 9.2(f).

1.86                “Law” or “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

1.87                “Licensed Intellectual Property” means the Kythera Intellectual Property and all of Kythera’s and its Affiliates’ rights in Joint Intellectual Property.

1.88                “Losses” has the meaning set forth in Section 10.1.

1.89                “Major EU Country” means [*].

1.90                “Major Markets” means each of the following markets:  each [*].

1.91                “Manufacturer” has the meaning set forth in Section 6.1.

1.92                “[*] Initial Product Diversion Threshold” has the meaning set forth in Section 2.5(b)(ii).

1.93                “Net Sales” means the total amounts invoiced by BCC, its Affiliates and their respective Sublicensees for sales of all Products (combined as if they were one Product for this purpose) to Third Parties (including Distributors), less the following deductions to the extent estimated as percentages below or included and itemized in the applicable invoice:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(a)                                  normal and customary trade, cash and quantity allowances or discounts granted and taken directly with respect to sales of such Products;

(b)                                  amounts actually repaid or credited by reason of defects, rejections, recalls, returns, rebates and allowances;

(c)                                  charge-backs and other amounts paid on sale or dispensing of Products;

(d)                                  Third Party cash rebates related to sales of Products, to the extent allowed;

(e)                                  retroactive price reductions that are actually allowed or granted;

(f)                                    [*] of the total gross invoice amount for any amounts which are not collected by BCC or its Affiliates or their respective Sublicensees, including bad debts;

(g)                                 compulsory refunds, credits and rebates related to the sale of Products, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or applicable Law;

(h)                                 [*] of the total gross invoice amount for transportation, freight insurance, distribution, packaging and handling costs;

(i)                                    sales taxes, value added taxes, excise taxes and customs duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of Products; and

(j)                                    as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Products falling within categories substantially equivalent to those listed above, and ultimately credited to customers or a Governmental Authority or agency thereof.

Notwithstanding the foregoing, amounts billed by BCC, its Affiliates, or their respective Sublicensees for the sale of Products among BCC, its Affiliates or their respective Sublicensees for resale shall not be included in the computation of Net Sales hereunder.  For purposes of determining Net Sales, the Products shall be deemed to be sold when invoiced and a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.  Each of the deductions set forth above shall be reasonable and customary, and in accordance with BCC’s financial systems and with IAS/IFRS, consistently applied.

For Combination Products, the Net Sales used for the calculation of royalties under Section 7.3 shall be determined by multiplying the Net Sales of such Combination Product by the fraction A/(A+B), where A equals the standard sales price of the Product containing the same amount of the Compound as the sole active ingredient contained in such Combination Product, and B equals the standard sales price of the ready-for-sale form of a product containing the same amount of the other therapeutically active ingredient(s) contained in the Combination Product.  In the event that no separate sales are made of either the Product or the other product(s)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

contained in such Combination Product, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

For Bundled Products, the Net Sales used for the calculation of royalties under Section 7.3 shall be determined by multiplying the Net Sales of such Bundled Product by the fraction X/(X+Y), where X equals the standard sales price of the Product included in the Bundled Product, and Y equals the standard sales price of the other product(s) included in such Bundled Product.  In the event that no separate sales are made of either the Product or the other product(s) contained in such Bundled Product, then the standard sales price of such Product or other product(s) when last on the market in such country shall be used.  In the event that such Product or other product(s) have never been on the market, the reasonably estimated commercial value thereof, as determined by mutual agreement of the Parties, will be used instead of the standard sales price.

All payments made under this License Agreement will be payable in Euros regardless of the countries in which Net Sales are made.  Net Sales made in currencies other than Euros will be converted into Euros in accordance with Section 7.5.

1.94                “No-Go Decision” has the meaning set forth in Section 4.1(c).

1.95                “Non-Breaching Party” has the meaning set forth in Section 12.2.

1.96                “Non-Commercial Research Purposes” means use of the rights under Patents licensed under the LA BioMed License Agreement for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution and which are not undertaken on behalf of, or for the benefit of, a for-profit entity, as permitted under the LA BioMed License.

1.97                “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, supplementary protection certificates, extensions or divisions of or to any patents, patent applications, utility models or designs; and (c) the equivalent or counterpart of the foregoing in any country.

1.98                “Pharmacovigilance Agreement” has the meaning set forth in Section 4.2(a).

1.99                “Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that is designed to:  (a) establish that such product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed; and (c) support Regulatory Approval of such product, or a similar clinical study prescribed by the Regulatory Authorities in a given country. Phase 3 Clinical Trial includes, without limitation, the Current Phase 3 Clinical Trials.

1.100         “Phase 3b Clinical Trial” means a Phase 3 Clinical Trial commenced before receipt of Regulatory Approval in the jurisdiction where such trials are being conducted, but

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

which is not required for receipt of Regulatory Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

1.101         “Phase 4 Clinical Trial” means a human clinical trial conducted after Regulatory Approval of such product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily to enhance marketing or scientific knowledge of such product, or (b) conducted due to a request or requirement of a Regulatory Authority.

1.102         “Potential Manufacturers” has the meaning set forth in Section 6.1(j)(ii).

1.103         “Product” means any product suitable for human or animal applications that includes the Compound as an active ingredient, including, without limitation, the Initial Product, Substitute Products, Combination Products, and Subsequent Products.

1.104         “Product Infringement” has the meaning set forth in Section 8.5(a).

1.105         “Project Plan” means the plan for implementation of the Development of the Initial Product in the BCC Territory, the initial version of which is attached hereto as Exhibit C, and is deemed to be approved by the Parties as of the Effective Date.

1.106         “Protocols” means the clinical protocols for the Current Phase 3 Clinical Trials, which protocols are hereby approved by BCC and its Affiliates as of the Effective Date and subject to amendment by the JSC.

1.107         “Quality Agreement” has the meaning set forth in Section 6.1(f).

1.108         “Regents” means the Regents of the University of California.

1.109         “Registration Run” has the meaning set forth in Section 6.1(c).

1.110         “Regulatory Activities” means all activities reasonably required to obtain and maintain Regulatory Approval for a Product, including without limitation preparation and filing of Regulatory Filings and interaction with Regulatory Authorities.

1.111         “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including pricing and reimbursement approvals where required), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to such Product and necessary to market and sell such Product in such country or jurisdiction.

1.112         “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.

1.113         “Regulatory Filings” means, with respect to any Product, any submission to a Regulatory Authority of any appropriate regulatory application specific to such Product, and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.

1.114         “Remedial Action” has the meaning set forth in Section 4.6(a)(i).

1.115         “Retained Territory” means the United States and Canada and their respective territories and possessions, and any countries added pursuant to Section 12.7(c).

1.116         “Review Period” has the meaning set forth in Section 4.1(c).

1.117         “RFP ” has the meaning set forth in Section 6.1(j)(ii).

1.118         “Royalty Term” has the meaning set forth in Section 7.3(b).

1.119         “Second Cure Period” has the meaning set forth in Section 2.5(b)(iii).

1.120         “Secrecy Agreements” means (a) that certain agreement titled “Secrecy Agreement,” effective as March 2, 2009, between Kythera and Intendis, as amended September 24, 2009, and (b) that certain agreement titled “Secrecy Agreement,” effective as May 18, 2010, between Kythera and Intendis.

1.121         “Senior Executive” has the meaning set forth in Section 3.2(g).

1.122         “Serious Adverse Event” has the meaning set forth in Section 4.2(b).

1.123         “Sole Inventions” has the meaning set forth in Section 8.2.

1.124         “Sublicense” has the meaning set forth in Section 2.1(e)(i).

1.125         “Sublicense Income” has the meaning set forth in Section 2.1(e)(ii).

1.126         “Sublicensee” has the meaning set forth in Section 2.1(e)(i).

1.127         “Subsequent Product” means any Product other than the Initial Product or Substitute Product.

1.128         “Substitute Product” means a Product designated by the JSC for Development, Regulatory Activities and Commercialization to replace the Initial Product if and when Development and Regulatory Activities of the Initial Product have been terminated. Upon such designation pursuant to Section 3.3(e), such Product shall be considered for the purposes of this License Agreement as the Initial Product.

1.129         “Supply Agreement” has the meaning set forth in Section 6.1(h)(i).

1.130         “Technical Agreement” has the meaning set forth in Section 6.1(f).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.131         “Technology” means any know-how, trade secrets, practices, expertise, techniques, methods, processes, inventions, developments, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, and algorithms.

1.132         “Term” has the meaning set forth in Section 12.1.

1.133         “Third Party” means any person or entity other than Kythera or BCC or their Affiliates.

1.134         “Third Party Claim” has the meaning set forth in Section 10.1.

1.135         “Transfer Period” has the meaning set forth in Section 7.6(a).

1.136         “Transfer Price” has the meaning set forth in Section 6.1(h)(ii).

1.137         “Valid Claim” means, with respect to a given country in the BCC Territory, a claim of any (a) issued, unexpired Patent included in the Licensed Intellectual Property in such jurisdiction, which has not been revoked or held unenforceable or invalid by a decision of a court or Governmental Authority of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) pending patent application (provided that such patent application has not been pending longer than [*]) that is being prosecuted in good faith and that has not been (i) canceled, (ii) withdrawn from consideration, (iii) finally determined to be unallowable by the applicable Governmental Authority (from which no appeal is or can be taken), or (iv) abandoned or disclaimed and not revived.  If a claim that has been pending for more than [*] years later issues in the relevant jurisdiction, it shall be considered a Valid Claim upon issuance.

1.138         “Validation” means the act of demonstrating and documenting that a manufacturing procedure operates effectively in accordance with specifications and in the manner required by the applicable Regulatory Authority.  In particular, Validation of a manufacturing process means the act of ensuring and providing documentary evidence that the manufacturing process within its predefined specific design parameters is capable of consistently producing a finished product of the required quality in a manner required by the applicable Regulatory Authority.

ARTICLE 2
LICENSES AND COVENANTS

2.1                       License to BCC under Licensed Intellectual Property.

(a)                                  Kythera Grants.  Subject to the terms of this License Agreement, Kythera hereby grants BCC:

(i)                                    an exclusive (even as to Kythera, except as otherwise provided herein), royalty-bearing right and license, with the limited right to grant Sublicenses at one or more tier(s) subject to Section 2.1(e), under the Licensed Intellectual Property, to Develop, use,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and import (but not the right to make or have made unless and until the occurrence of a transfer of manufacturing pursuant to Section 6.1(j)) the Compound in the Field in the BCC Territory, except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv); and

(ii)                                an exclusive (even as to Kythera, except as otherwise provided herein), royalty-bearing right and license, with the limited right to grant Sublicenses at one or more tier(s) subject to Section 2.1(e), under the Licensed Intellectual Property, to Develop, conduct Regulatory Activities with respect to, make or have made, Commercialize, use, sell, offer for sale, have sold, import, export and otherwise exploit the Products in the Field in the BCC Territory, except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv); and

(iii)                            an exclusive license and right of reference under Regulatory Filings Controlled by Kythera or its Affiliates, with the right to grant Sublicenses and further rights of reference at one or more tier(s) subject to Section 2.1(e), to use any Data Controlled by Kythera or its Affiliates regarding the Compound or Initial Products generated at any time inside or outside the BCC Territory, including but not limited to all Data Controlled by Kythera, in the Development and Commercialization of, and the conduct of Regulatory Activities with respect to, Products in the Field in the BCC Territory (including the right to reference or use such Data in Regulatory Filings for Products in the Field in the BCC Territory), without any additional compensation from BCC to Kythera, subject to Section 4.2 and Section 4.5(f); except that no license shall be granted to BCC for any rights to Information to the extent that Kythera exclusively retains any such Information rights pursuant to Section 2.1(b)(iv).

(b)                                  No Other Rights and Retained Rights.  This License Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patents, Information, Technology or other intellectual property rights of either Party except as expressly set forth in this Article 2 or elsewhere in this License Agreement.  Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Information, Technology or other intellectual property rights not expressly granted to the other Party hereunder.  Further, Kythera specifically retains all rights not granted to BCC under Section 2.1(a) or elsewhere in this License Agreement.  Without limiting the generality of the foregoing, BCC agrees that Kythera retains:

(i)                                    the right to practice and license the Licensed Intellectual Property for the Compound or Products in the Field in the BCC Territory solely to the extent necessary to exercise its rights and fulfill its obligations under this License Agreement and the Collaboration Agreement;

(ii)                                the exclusive right to practice and license the Licensed Intellectual Property outside the scope of the license granted to BCC in Section 2.1(a);

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iii)                            a co-exclusive right to practice and license the Licensed Intellectual Property in the BCC Territory for the Development of the Initial Product, subject to this License Agreement and the Collaboration Agreement;

(iv)                               subject to Section 4.2 and Section 4.5(f), the exclusive right to Information developed or identified by Kythera in its Development of Subsequent Products independent of BCC or its Affiliates for the Retained Territory or outside the Field in the BCC Territory;

(v)                                   the exclusive right to make and have made the Compound, including process development, except to the extent BCC is granted such right with respect to the BCC Territory pursuant to Section 6.1(j) of this License Agreement; and

(vi)                               the co-exclusive right to make and have made the Products, including process development, anywhere in the world.

(c)                                  In-License Agreements.

(i)                                    With respect to any Kythera Patents that are the subject of any In-License Agreement, the licenses in Section 2.1(a) will, to the extent provided in this Section 2.1(c), be subject to the terms and conditions of such In-License Agreements, to the extent such terms and conditions are applicable.

(ii)                                Kythera shall negotiate terms and conditions of any In-License Agreement entered into after the Effective Date so as to allow the licenses granted in Section 2.1(a) to be subject to no restrictions, conditions and limitations that would prevent BCC from Developing, conducting Regulatory Activities and Commercializing a Product in the BCC Territory under any license granted to BCC in Section 2.1(a).  To the extent practicable, Kythera shall provide BCC, in advance of its execution, a copy of any draft In-License Agreement for BCC’s review and comment.  Kythera shall consider BCC’s comments in good faith.

(iii)                            Kythera shall, promptly following the execution of any In-License Agreement, so notify BCC in writing and provide a copy of any such agreement to BCC.

(d)                                  LA BioMed License Agreement.  With respect to any Kythera Patents that are the subject of the LA BioMed License Agreement, the licenses in Section 2.1(a) are subject to the following conditions:

(i)                                    Compliance with 35 USC §§200-212, 37 CFR §401 et seq., applicable governmental implementing regulations and the obligations of LA BioMed with respect to such in-licensed Kythera Patents pursuant to such statutes and regulations under agreements with its sources of federal grant funding.  Any right granted in this License Agreement greater than that permitted under 35 USC §§200-212, 37 CFR §401 et seq., shall be subject to modification as may be required to conform to the provisions of those statutes.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ii)                                LA BioMed reserves the right to make and use, and grant to other non-profit or governmental entities non-exclusive licenses to make and use for Non-Commercial Research Purposes for any and all uses and applications, the subject matter described and claimed in such in-licensed Kythera Patents.

(iii)                            LA BioMed expressly reserves on its behalf and on behalf of the Regents, the right to use, under all agreements among LA BioMed and its affiliate institutions, the rights and associated technology covered by such in-licensed Kythera Patents for educational, research and non-commercial clinical purposes, including sharing tangible research results with other non-profit institutions for their use of similar scope.

(iv)                               All rights reserved to the United States Government and others under 35 USC §§200-212, 37 CFR §401 et seq., shall remain and shall in no way be affected by this License Agreement.

(e)                                  Sublicensing; Sublicensing Income.

(i)                                    Sublicensing.  Except as noted below, BCC shall have the right to grant sublicenses in one or more tiers under the licenses in Section 2.1(a) to its Affiliates and Third Parties without the consent of Kythera (each such sublicense, a “Sublicense,” and each such sublicensee, a “Sublicensee”) solely as provided in this Section 2.1(e).  Any Sublicense granted under this Section 2.1(e) is subject to the following:

(A)                               BCC may not grant Sublicenses to Third Parties to Commercialize a Product unless there is a commercial need to do so, as reasonably determined by BCC;

(B)                               Promptly after execution of the Sublicense, BCC shall provide a copy of such Sublicense to Kythera, redacted only as to those portions that concern products other than Products and that do not relate to the subject matter of this License Agreement;

(C)                               In such Sublicense, the Sublicensee shall agree in writing to be bound to BCC by terms and conditions substantially similar to, or less favorable to the Sublicensee than, the corresponding terms and conditions of this License Agreement;

(D)                               Such Sublicenses shall refer to this License Agreement and shall be subordinate to and consistent with the terms and conditions of this License Agreement, and shall not limit (a) the ability of BCC (individually or through the activities of its Sublicensee) to fully perform all of its obligations under this License Agreement or (b) Kythera’s rights under this License Agreement;

(E)                                 BCC shall remain responsible for the performance of this License Agreement and for the performance of its Sublicensees hereunder, and shall cause each such Sublicensee to enable BCC to comply with all applicable terms and conditions of this License Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(F)                                 Such Sublicensees shall have the right to grant of further Sublicenses of the same or lesser scope as its Sublicense from BCC under the grants contained in this Section 2.1(e) (the other party to such further Sublicense also being a Sublicensee), provided that such further Sublicenses shall be in accordance with and subject to all of the terms and conditions of Section 2.1(b), Section 2.1(d) and this Section 2.1(e) (i.e., such Sublicensee shall be subject to Section 2.1(b) and this Section 2.1(e) in the same manner and to the same extent as BCC).

(G)                               Each Sublicense (including each further Sublicense) shall survive the early termination of this License Agreement only with respect to the rights that are subject to this License Agreement, provided that each Sublicensee agrees in writing to be bound by the applicable terms of this License Agreement.  In the event of such early termination of this License Agreement, BCC will assign to Kythera such Sublicenses.

(ii)                                Sublicense Income.  BCC shall pay to Kythera a percentage of all Sublicense Income received by BCC or its Affiliates from a Third Party Sublicensee pursuant to a Sublicense of the rights granted pursuant to this License Agreement at the following rates: [*] of Sublicense Income paid, earned, or accrued to BCC or any Affiliate by a Third Party Sublicensee prior to the [*] anniversary of the Effective Date; and [*] of Sublicense Income paid to, or earned or accrued by, BCC or any Affiliate by or from, as the case may be, a Third Party Sublicensee on or after the [*] anniversary and on or before the [*] anniversary of the Effective Date.  No payments shall be due to Kythera in respect of any Sublicense Income first payable to BCC or its Affiliates by a Third Party Sublicensee after the [*] anniversary of the Effective Date.  For payments for Sublicense Income that is earned or accrued in the relevant time period under this Section 2.1, such payments shall be due Kythera on BCC’s or its Affiliates’ actual receipt of such Sublicense Income even if such receipt occurs after such time period.  “Sublicense Income” means up-front fees, license signing fees, milestone payments and success fees received by BCC or its Affiliates from a Third Party Sublicensee pursuant to a Sublicense of the rights granted pursuant to this License Agreement, but shall not include any other consideration received by BCC or its Affiliates from a Third Party Sublicensee, including without limitation royalties or payments for equity or research and development or other services.

(f)                                    The make and have made rights granted under Section 2.1(a)(i) and (ii) include the right to make or have made anywhere in the world, but solely to practice the other licenses granted in Section 2.1(a) in the BCC Territory.

2.2                       Distributors.  BCC, its Affiliates and its Sublicensees shall have the right, in their sole discretion, to appoint any Third Party to distribute, market (solely at the direction and on behalf of BCC) and sell Products in the BCC Territory in circumstances where such Third Party purchases its requirements of Product from BCC, its Affiliates or Sublicensees, but does not otherwise make any royalty or other payment to BCC with respect to intellectual property rights, and BCC or any BCC Affiliate or Sublicensee has no control over the final pricing of Products sold to an end-user (such Third Party, a “Distributor”).  Any revenue invoiced to (or received from, if not invoiced) Distributors shall be considered Net Sales under this License Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.3                       License to Kythera.

(a)                                  License for Kythera Obligations.  BCC, on behalf of itself and Intendis, hereby grants Kythera a non-exclusive, royalty-free license, with the right to grant sublicenses, under the BCC Intellectual Property solely to the extent necessary to perform Kythera’s obligations under this License Agreement during the Term.

(b)                                  BCC Retained Rights.  Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, Kythera agrees that BCC retains the exclusive right to Information developed or identified by BCC in its independent Development of Subsequent Products for the Field in the BCC Territory.

2.4                       Negative Covenant; No Implied License.  BCC covenants that it will not, and it will not permit any of its Affiliates to, use or practice any Kythera Intellectual Property outside the scope of the licenses granted to it under Section 2.1(a).  Kythera covenants that it will not, and it will not permit any of its Affiliates to, use or practice any BCC Intellectual Property outside the scope of the license granted to it under Section 2.3.  Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party.

2.5                       Product Diversion.

(a)                                  Sales into the Retained Territory.  Except as provided in Section 2.5(b), to the extent permitted by applicable Law, BCC shall not, and shall cause its Affiliates, Sublicensees and Distributors not to, knowingly or intentionally sell Products into the Retained Territory, and should BCC become aware of any such Product diversion, it shall, and shall cause its Affiliates, Sublicensees or Distributors to, use Commercially Reasonable Efforts to stop the diversion.  To the extent permitted by applicable Law, BCC and/or its Affiliates shall include in agreements with Sublicensees and Distributors that sell Products in the Field covenants from such Sublicensees and Distributors to not knowingly or intentionally sell Products outside of the BCC Territory or outside the Field.  Should BCC become aware of any such Product diversion, it shall, and shall cause its Affiliates, Sublicensees and Distributors to, use Commercially Reasonable Efforts to stop the diversion.

(b)                                  Sales into the Retained Territory From [*].

(i)                                    To the extent permitted by applicable Law, BCC shall not, and shall cause its Affiliates, Sublicensees and Distributors not to, knowingly or intentionally sell the Initial Product from [*] into the Retained Territory (together “BCC [*] Initial Product Diversion”).  To the extent permitted by applicable Law, BCC and/or its Affiliates shall include in agreements with Sublicensees and Distributors that sell the Initial Product in [*], covenants from such Sublicensees and Distributors to not knowingly or intentionally sell the Initial Product outside of the BCC Territory, and such agreements shall include provisions allowing for termination for breach of such covenants.  Should either Party become aware of any such BCC [*] Initial Product Diversion, such Party shall notify the other Party promptly of such BCC [*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Initial Product Diversion. BCC shall, and shall cause its Affiliates, Sublicensees or Distributors to promptly stop the diversion.

(ii)                                If BCC becomes aware of, or has received notice of, sales of the Initial Product from [*] in the Retained Territory in excess of [*] of total Net Sales of the Initial Product in [*] in any calendar quarter (the “[*] Initial Product Diversion Threshold”), then BCC shall have [*] to (A) promptly seek to identify the cause and determine a plan to use Commercially Reasonable Efforts to stop the BCC [*] Initial Product Diversion and (B) inform Kythera in writing of such cause and plan, including an identification of the party or parties alleged to have sold the Product resulting in the BCC [*] Initial Product Diversion.  Within [*] after notifying Kythera of such cause and plan, BCC shall implement the plan and use Commercially Reasonable Efforts to stop the BCC [*] Initial Product Diversion (the “Initial Cure Period”).

(iii)                            If the BCC [*] Initial Product Diversion is caused by an Affiliate, Sublicensee or Distributor or other party in contractual privity with BCC or its Affiliates and BCC has not resolved the BCC [*] Initial Product Diversion by the end of the Initial Cure Period, then the royalties payable by BCC arising from Net Sales of the Initial Product in [*] shall be increased by [*] percentage points from the then applicable rate under Section 7.3 during the period beginning after the Initial Cure Period and continuing for [*], whichever is longer (the “Second Cure Period”), provided that at any time when for a period of [*] such BCC [*] Initial Product Diversion has been reduced to a level below the [*] Initial Product Diversion Threshold, the royalty rate will revert to its original rate as provided under this License Agreement.

(iv)                               If the BCC [*] Initial Product Diversion has not been reduced to a level below the [*] Initial Product Diversion Threshold by the end of the Second Cure Period after the end of the Initial Cure Period, then BCC shall pay to Kythera, within [*] following each calendar quarter after the end of the Second Cure Period that the BCC [*] Initial Product Diversion continues at a level above the [*] Initial Product Diversion Threshold, an amount equal to (A) the total sales represented by such BCC [*] Initial Product Diversion, measured in units, multiplied by (B) the lowest wholesale price charged by Kythera for the applicable Product(s) in the Retained Territory for such calendar quarter, provided that at any time when for a period of [*] such BCC [*] Initial Product Diversion has been reduced to a level below the [*] Initial Product Diversion Threshold, the royalty rate will revert to its original rate as provided under this License Agreement.  Any amounts paid by BCC to Kythera pursuant to this Section 2.5(b)(iv) shall be deducted from Net Sales.

(v)                                   For any diversion of any Subsequent Product from [*] to the Retained Territory, the Parties shall negotiate in good faith appropriate remedies comparable in scope and purpose to those set forth in Section 2.5(b)(i)-(iv).

(c)                                  Sales into the [*].  To the extent permitted by applicable Law, Kythera shall [*].  To the extent permitted by applicable Law, Kythera or its Affiliates shall [*].  Should Kythera [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3
PRODUCT DEVELOPMENT

3.1                       Overview of Product Development.

(a)                                  Initial Product.  As between the Parties, Kythera shall have the responsibility for the Development of the Initial Product in the BCC Territory, including with respect to the Current Phase 3 Clinical Trials, subject to the terms of this License Agreement and the Project Plan.  The Parties agree that Kythera may engage subcontractors to implement the Project Plan (including the engagement of Intendis pursuant to the Collaboration Agreement).  Kythera shall have no diligence obligation for Development of the Initial Product in the BCC Territory except as specifically identified in the Project Plan.

(b)                                  Subsequent Products.  BCC shall have the exclusive right to Develop Subsequent Products in the Field in the BCC Territory.  Kythera shall have the exclusive right to Develop Subsequent Products (i) outside the Field in the BCC Territory and (ii) in the Field or outside the Field in the Retained Territory.  [*].

3.2                       Joint Steering Committee.

(a)                                  Formation and Purpose.  Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) for the purpose of sharing information concerning, and reviewing, discussing and coordinating activities, and with respect to the issues specified below relating to the Development of, and the conduct of Regulatory Activities with respect to, the Products, and such other Development activities and Regulatory Activities as the Parties may agree to from time to time.

(b)                                  Responsibilities. Responsibilities of the JSC shall include:

(i)                                    Facilitate the flow of, and review and discuss, Technology, Information and other documentation submitted by the Parties with respect to Development activities, Regulatory Activities and Commercialization activities being conducted for Products worldwide consistent with this License Agreement and the Collaboration Agreement;

(ii)                                Approve amendments to the Project Plan;

(iii)                            Review and discuss the Parties’ activities and progress under, and compliance with, the Project Plan;

(iv)                               Review and approve any amendments to the Compound Specifications or Initial Product Specifications pursuant to Section 6.1(e);

(v)                                   Discuss the strategy for communications with Regulatory Authorities in connection with Regulatory Filings and Regulatory Approvals as provided under this License Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(vi)                               Hear and settle any issues raised by either Party related to funding of Development activities under this License Agreement or the Collaboration Agreement;

(vii)                           Designate Substitute Products pursuant to Section 3.3(e); and

(viii)                       Such additional responsibilities as set forth elsewhere in this Agreement, the Collaboration Agreement, or otherwise agreed to by the Parties.

(c)                                  Members.  The JSC shall consist of at least two members, with an equal number of members appointed by each Party.  The JSC may change its size from time to time by mutual consent of its members, provided that the JSC shall at all times consist of an equal number of representatives of each of Kythera and BCC.  BCC may appoint as its representatives employees or agents of Intendis.  Each Party may replace its JSC members at any time upon written notice to the other Party.  The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC.

(d)                                  Role of Chair.  The JSC will be chaired by a representative selected by BCC for the first twelve (12) months following the Effective Date, and the chairing of the JSC shall alternate thereafter between the Parties on an annual basis.  The role of the chairperson shall be to convene and preside at meetings of the JSC, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(e)                                  Meetings.

(i)                                    The JSC shall meet on a quarterly basis during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  These meetings may be held by videoconference or teleconference as mutually agreed by the Parties.  Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least seven (7) days’ prior written notice to the other Party, unless the other Party otherwise agrees to shorter notice, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Notwithstanding the foregoing, at least two (2) meetings per calendar year shall be in person unless the Parties mutually agree instead to a videoconference or teleconference.  In-person JSC meetings will be held at locations alternately selected by Kythera and by BCC.

(ii)                                Each Party will bear the expense of its respective JSC members’ participation in JSC meetings.

(iii)                            Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.

(iv)                               The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings.  The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within ten (10) Business Days after each JSC

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

meeting.  Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(f)                                    JSC Actions.  The JSC shall strive to seek consensus in its actions and decision making process.  The representatives from each Party will have, collectively, one (1) vote on behalf of that Party.

(g)                                 Dispute Resolution.  In the event of a disagreement between the Kythera members and BCC or its Affiliate members of the JSC relating to a matter within the jurisdiction of the JSC, either Party may refer the matter to one designated executive of each Party, other than a Chief Executive as defined in Section 13.2, for resolution (a “Senior Executive”).  If such Senior Executives cannot resolve the matter within ten (10) Business Days, then BCC shall have final decision making authority for all JSC matters other than disputes relating to:  [*]  Any dispute described in clauses (i) through (v) above that is not resolved by Senior Executives under this Section 3.2(g) shall be submitted for resolution by Chief Executives pursuant to Section 13.2 and, if necessary, to binding arbitration pursuant to Section 13.3.  This Section 3.2(g) is intended to address only disputes that arise within the specifically delineated jurisdiction of the JSC and shall not affect the rights of either Party with respect to matters outside the jurisdiction of the JSC.

(h)                                 Additional JSC Procedures and General Authority.  The JSC may establish such rules and procedures as are necessary or appropriate for the conduct of activities within its jurisdiction under this License Agreement. The JSC may also supervise activities under the Collaboration Agreement as and to the extent provided therein. The JSC (and any additional committees created pursuant to Section 3.2(i)) shall have solely the powers expressly assigned to it in the Collaboration Agreement and this Article 3 and elsewhere in this License Agreement (or, in the case of a committee created pursuant to Section 3.2(i), in the written agreement creating such committee).  The JSC (and any additional committees created pursuant to Section 3.2(i)) shall not have any power to amend, modify, or waive compliance with this License Agreement or the Collaboration Agreement.

(i)                                    Additional Committees.  Upon mutual written agreement, the Parties, either directly, or through the JSC, may establish such other committees as they may deem reasonably necessary in furtherance of the Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Initial Product under this License Agreement.  Any such agreement shall address specifically the responsibilities, powers, make-up, procedures and decision-making process (including tie-breaking measures) for such additional committee(s).

(j)                                    Kythera’s Membership in the JSC or Additional Committees.  Kythera’s membership in the JSC or additional committees shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of participation in governance, decision-making, and information exchange with respect to activities within the jurisdiction of such committee.  At any time prior to the disbanding of such committee under this License Agreement, Kythera shall have the right to withdraw from membership in any or all committees upon thirty (30) days’ prior written notice to BCC, which notice shall be effective as to the relevant committee upon the expiration of such thirty (30) day period.  Following its withdrawal

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

from a committee, Kythera’s membership in such committee and its rights arising therefrom (including any voting or decision-making rights) shall be terminated, provided that Kythera’s rights and obligations regarding information exchange shall survive such withdrawal.  If Kythera withdraws from membership in the JSC or additional committee pursuant to this Section 3.2(j), then BCC shall have sole decision-making authority with respect to the JSC or additional committee, except as to [*], which shall require Kythera’s consent and remain subject to the dispute resolution provisions of Sections 13.2 and 13.3 of this License Agreement.  If, at any time, following issuance of such notice, Kythera wishes to resume participation in any committee, Kythera shall notify BCC in writing and, thereafter, Kythera’s representatives to such committee shall be entitled to attend any subsequent meeting of such committee and to participate in the activities of, and decision-making by, such committee as provided in this Section 3.2 as if such notice had not been issued by Kythera pursuant to this Section 3.2(j), provided, however, that all decisions made by BCC during the period of Kythera’s withdrawal that are otherwise in compliance with the terms and conditions of this License Agreement shall not be affected by Kythera’s resumption of participation. If the JSC is disbanded, then any Information and Technology originally to be disclosed through the JSC, shall be provided by such Party directly to the other Party.

3.3                       Conduct of Development.

(a)                                  Subcontracting.  The Parties shall have the right to engage subcontractors for the performance of their respective Development activities under this License Agreement, such as the engagement by Kythera of Intendis to perform certain Development services relating to the Initial Product pursuant to the Collaboration Agreement and the Project Plan.  The Parties shall cause the subcontractor(s) engaged by them to be bound by written obligations of confidentiality and invention assignment consistent with those contained in this License Agreement.  Except with respect to Kythera’s engagement of Intendis as a subcontractor under the Collaboration Agreement, the subcontracting Party shall remain primarily responsible for the performance of such subcontractor(s), and the engagement of such subcontractors shall not relieve such Party from its obligations to comply with the terms and conditions of this License Agreement.

(b)                                  Records.  Each Party shall maintain complete, current and accurate records of all work conducted by it relating to its Development activities under this License Agreement, and all Technology, Data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes.  Each Party shall have the right to review all records maintained by the other Party at reasonable times, upon reasonable prior written notice, but no more frequently than once per calendar quarter.

(c)                                  Documentation.  Each Party shall document all preclinical studies and clinical trials in formal written study reports according to applicable national and international guidelines and shall provide the other Party with a copy of the final version of each such report promptly after its completion.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)                                  Kythera Documentation.  Kythera, at its expense, shall provide BCC with the Protocols and other protocol(s) and all other relevant documentation in its Control and used by Kythera in its Development of the Initial Product and all other Products in the Retained Territory as of the Effective Date and at such reasonable intervals after the Effective Date as BCC requests, but no more frequently than once per calendar quarter.

(e)                                  Substitute Products.  The JSC may, at any time after the Go-No-Go Decision, designate a Product as a Substitute Product. Such Product shall, for the purposes of this License Agreement and the Collaboration Agreement be treated as the Initial Product.  If the JSC designates a Substitute Product, the JSC shall make appropriate amendments to the Project Plan to provide for Development of such Substitute Product.

3.4                       Subsequent Products.

(a)                                  Development of Subsequent Products.  Except as otherwise agreed by the Parties, Kythera shall have the exclusive right to Develop Subsequent Products outside the Field in the BCC Territory and in the Retained Territory, and BCC shall have the exclusive right to Develop Subsequent Products in the Field in the BCC Territory.  In the event that a Party desires to Develop a Subsequent Product in its territory, such Party may, in its sole discretion, present to the other Party, a proposal to co-Develop such Subsequent Product.

(b)                                  Information Rights.  Except as otherwise agreed by the Parties, each Party shall have no license or rights to use or reference Information developed or identified by or on behalf of the other Party in its Development of Subsequent Products independent of the first Party and its Affiliates, except as provided in Section 4.2 and Section 4.5(f).

ARTICLE 4
REGULATORY MATTERS

4.1                       Regulatory Responsibilities.

(a)                                  BCC Responsibility.  As between the Parties, BCC shall have the responsibility for all Regulatory Activities relating to Products in the Field in the BCC Territory at its sole expense (except as noted below), including with respect to the Current Phase 3 Clinical Trials, Phase 3b Clinical Trials, Phase 4 Clinical Trials and Regulatory Filings, subject to the terms of this License Agreement and the Project Plan.  BCC shall have the right to determine, in its sole discretion, but in compliance with applicable Law, the content of all Regulatory Filings and of all correspondence with Regulatory Authorities relating to Products in the Field in the BCC Territory.  BCC shall own all Regulatory Filings (or in the case of Clinical Trials Applications associated with the Current Phase 3 Clinical Trials  (“CTAs”), Kythera may hold such CTAs on BCC’s behalf) and Regulatory Approvals for Products in the BCC Territory.  In the case of such CTAs, and to the extent permitted by applicable Law, BCC may [*] Kythera to transfer such CTAs to BCC, in which case BCC will be responsible for all fees payable to a Governmental Authority associated with such transfer.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                  Diligence.  BCC shall use Commercially Reasonable Efforts to prepare, obtain and maintain Regulatory Approvals for the Initial Product in the Field in the Major Markets in accordance with the Project Plan.  [*].

(c)                                  Go-No-Go Decision.  Upon Database Lock, the Parties shall cause the CRO responsible for the Current Phase 3 Clinical Trials to generate and, within five (5) business days of such Database Lock, simultaneously provide to BCC and Kythera tables and listings as pre-defined in the EU Phase 3 statistical analysis plan (the “Go-No-Go Information”).  Upon Kythera’s receipt of the Go-No-Go Information, Kythera shall issue to BCC an invoice for the milestone payment set forth in Section 7.2(a) to be paid by BCC upon the later of (A) a Go Decision (as defined below) and (B) completion of two (2) successful consecutive Commercial Use Validations for the Compound.  BCC shall have [*] from the date of its receipt of the Go-No-Go Information (the “Review Period”) to determine whether the Parties will proceed with Development and pursue Regulatory Approval of the Initial Product pursuant to this License Agreement (a “Go Decision”) or whether the Parties will cease Development of the Initial Product and thus not pursue Regulatory Approval pursuant to this License Agreement (a “No-Go Decision”).  BCC’s Go Decision or No-Go Decision shall be sent to Kythera in writing no later than the expiration of the Review Period.  If BCC makes a Go Decision, then it shall so notify Kythera immediately in writing and, if two (2) successful consecutive Commercial Use Validations for the Compound have been completed, remit along with such notification, the milestone payment set forth in Section 7.2(a).  If such Commercial Use Validations have not been completed, then it shall remit such milestone payment under the above invoice immediately upon their completion.  If BCC makes a No-Go Decision, or if BCC has not notified Kythera by the end of the Review Period of any decision, in which case it shall be deemed to have made a No-Go Decision, then such milestone shall not be due and this License Agreement shall immediately terminate pursuant to Section 12.4.

(d)                                  Kythera Documentation and Support.

(i)                                    Within a reasonable period of time after the Effective Date, and in no event later than [*] after the Effective Date, Kythera shall, subject to Section 7.6 of this License Agreement, provide all relevant Technology, Information and other documentation relating to the Initial Product, including but not limited to Data Controlled by Kythera, reasonably necessary or useful to support the Regulatory Filings to be submitted by BCC for Products in the BCC Territory (it being understood that a request from a Regulatory Authority is deemed to establish reasonable necessity).

(ii)                                Subject to Sections 3.4(b) and 7.6, from time to time during the Term, at the reasonable request of BCC, Kythera shall provide, within a reasonable period of time after such request, to the extent not previously so provided, all relevant Technology, Information and other documentation relating to the Initial Product, including but not limited to Data Controlled by Kythera as of such date, reasonably necessary or useful to support the Regulatory Filings to be submitted by BCC for Products in the BCC Territory (it being understood that a request from a Regulatory Authority is deemed to establish reasonable necessity).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  Additional Kythera Cooperation.  Subject to Section 3.4(b) and Section 7.6, within [*] after the Effective Date, Kythera shall deliver to BCC copies of Regulatory Filings and significant correspondence Controlled by Kythera related to the Initial Product in the Retained Territory.  Thereafter during the Term, subject to Sections 3.4(b) and 7.6, Kythera shall:  (i) deliver to BCC copies of Regulatory Filings and significant correspondence Controlled by Kythera related to Products in the Retained Territory; (ii) keep BCC informed of material regulatory developments related to Products in the Retained Territory; (iii) at BCC’s request, provide BCC with reasonable cooperation and assistance in connection with Regulatory Activities for the Products in the Field in the BCC Territory; and (iv) respond to reasonable requests by BCC for documents and Data Controlled by Kythera and related to such Regulatory Activities promptly upon receipt of such request (including a prompt acknowledgment of receipt of such request and an estimate of the time required to respond), and should such documents be available in electronic format (e.g., eCTD), Kythera will make such electronic documents available upon request.  For the avoidance of doubt, all expenses associated with such assistance incurred by Kythera shall be allocated pursuant to Section 7.6.

(f)                                    BCC Cooperation.

(i)                                    Subject to Section 3.4(b), BCC shall, at BCC’s expense, promptly deliver to Kythera copies of Regulatory Filings and correspondence Controlled by BCC related to Products in the BCC Territory, and shall keep Kythera informed of material regulatory developments related to Products in the BCC Territory.  Should such documents be available in electronic format (e.g., eCTD), BCC will make such electronic documents available upon request.

(ii)                                Subject to Section 3.4(b), during the Term, BCC shall provide Kythera with reasonable cooperation and assistance in connection with Regulatory Activities for the Products in the Field in the Retained Territory, including without limitation providing relevant Information Controlled by BCC to support Kythera’s activities in the Retained Territory.  BCC shall respond to reasonable requests by Kythera for additional Information Controlled by BCC and related to such Regulatory Activities promptly upon receipt of such request (including a prompt acknowledgment of receipt of such request and an estimate of the time required to respond).  Notwithstanding the generality of the foregoing, BCC and its Affiliates shall promptly provide Kythera with relevant Information Controlled by BCC from any Development of the Initial Product to support Kythera’s activities in the Retained Territory, but in no case later than [*] following the date when such Information first becomes available to BCC.

(g)                                 Law Compliance.  Each Party shall be responsible for ensuring, at its sole expense, that its Development, manufacture and Commercialization of, and conduct of Regulatory Activities with respect to, Products pursuant to this License Agreement, are in compliance with all applicable Law, including without limitation all rules and regulations promulgated by any of the applicable Regulatory Authorities.  Specifically and without limiting the foregoing, Kythera shall file all compliance filings, certificates and safety reporting (subject to Section 4.2(a)) for Products in the Retained Territory at its sole expense, and BCC shall file

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

all compliance filings, certificates and safety reporting (subject to Section 4.2(a)) for Products in the BCC Territory at its sole expense.

(h)                                 Regulatory Lead.  Kythera shall lead all calls and meetings with any Regulatory Authority related to any Development of any Products in the Retained Territory. BCC shall lead all calls and meetings with any Regulatory Authority related to any Development of any Products in the BCC Territory.  Each Party shall inform the other Party of any such major calls and meetings in advance to the extent practicable, and shall reasonably consider any input from the other Party in preparation for such calls and meetings.  To the extent permitted by the applicable Regulatory Authority, the lead Party may request that representatives of the other Party participate in significant scheduled calls and meetings between the lead Party and the Regulatory Authority in the lead Party’s territory.  If the other Party agrees to participate, then the lead Party shall reimburse the other Party’s [*] expenses for such participation.  If the other Party does not participate in such calls or meetings, the lead Party shall provide the other Party with written summaries of such calls and meetings between the lead Party and the applicable Regulatory Authority in English as soon as practicable after the conclusion thereof.

(i)                                    Accuracy of Filings.  With respect to all Regulatory Filings made by a Party for Products in the Retained Territory or the BCC Territory, such Party shall, and shall ensure that its Affiliates and sublicensees will:  (i) submit only Data and other Information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for any Product; and (iii) submit only Data and other Information that are accurate and reliable in all material respects for purposes of supporting Regulatory Approvals.

4.2                       Adverse Events.

(a)                                  Pharmacovigilance Agreement(s).  Within [*] following the Effective Date, the Parties (either directly or through one or more Affiliates) shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to Products, such as safety Data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).  Such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by BCC, Kythera and any Third Parties that Commercialize any Products with either Party.

(b)                                  Prior to Pharmacovigilance Agreement.  Prior to the execution of any Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of Products, and each Party shall submit to the other Party all safety information and reporting in a manner that meets the reporting requirements in such other Party’s respective territory.  Each Party shall notify the other Party (either directly or through an Affiliate) within [*] of any Serious Adverse Events that is attributed to or potentially attributable to the use of any Product.  Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events, as well as those Serious Adverse Events that are not attributable to the use of Products.  As used herein, unless defined differently by an applicable Regulatory Authority, in

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

which case the definition of the Regulatory Authority shall control for a given country, “Adverse Event” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, regardless of the severity thereof, whether or not determined to be attributable to any Product, and “Serious Adverse Event” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, or is an overdose.

(c)           Effect of Pharmacovigilance Agreement.  After the execution of a Pharmacovigilance Agreement covering a Product or Products, the Parties shall comply with such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to such Product(s), and Section 4.2(b) shall be of no further effect with respect to such Product(s).

4.3        No Harmful Actions to the Other Party’s Products.  Neither Party shall take any action with respect to any Product in such Party’s territory, and, in the case of Kythera, with respect to any Product outside the Field in the BCC Territory, that could reasonably be expected to have a material adverse impact upon the Development, regulatory status or Commercialization of a Product that the other Party could Develop or Commercialize under this Agreement.  Without limiting the foregoing, a Party shall not (a) communicate with any Regulatory Authority having jurisdiction in the other Party’s territory, or unless so ordered by such Regulatory Authority, in which case such Party shall provide immediately to the other Party notice of such order; or (b) submit any Regulatory Filings or seek Regulatory Approvals for such Product in the other Party’s territory.

4.4        Notification of Threatened Action.  Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action or inspection or any material communication by or from any Third Party, including, without limitation, a Regulatory Authority, which may affect the safety or efficacy claims of a Product or the continued marketing of a Product.  Upon receipt of such information, the Parties shall consult with each other to take appropriate action.

4.5        Data Exchange and Use.

(a)           BCC Territory.  Subject to Section 3.4(b), BCC shall provide Kythera with copies of all Regulatory Filings and significant correspondence to and from all Regulatory Authorities relating to Products in the Initial Indication in the BCC Territory, to the extent such Regulatory Filings are Controlled by BCC and not otherwise already in Kythera’s possession, within [*] of submission or receipt, as applicable.  Either Party may request that the JSC discuss what constitutes “significant” correspondence for the purposes of this Section 4.5.

(b)           Retained Territory.  Subject to Section 3.4(b) of this License Agreement, Kythera shall provide BCC with copies of all Regulatory Filings and significant correspondence to and from all Regulatory Authorities relating to Products in the Initial Indication in the Retained Territory, to the extent such Regulatory Filings are Controlled by Kythera and not otherwise in BCC’s possession, within [*] of submission or receipt, as

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

applicable.  Either Party may request that the JSC discuss what constitutes “significant” correspondence for the purposes of this Section 4.5.

(c)           Rights of Reference.  Each Party shall permit the other Party to access, and shall provide the other Party with rights to reference and/or use in association with any Product, all of its, its Affiliates’, and its or their licensees’ or sublicensees’ Data, Regulatory Filings, and Regulatory Approvals with respect to the Initial Product, including all Data resulting from any Phase 3 Clinical Trial, Phase 3b Clinical Trial, Phase 4 Clinical Trial or other post-marketing clinical trials.

(d)           Pharmacovigilance Data.  This Section 4.5 shall not apply to any pharmacovigilance Data to the extent that it is addressed in Section 4.2.

(e)           Product Technical Complaints.  Each Party shall share Data relating to product technical complaints with the other in accordance with a process to be agreed between the Parties.

(f)            Safety Data.  Notwithstanding anything to the contrary herein, each Party agrees to make available for use by the other Party, all safety Data generated in clinical trials, for any Product, including the Initial Product and any Subsequent Product to the extent such other Party is required to submit such Data by a Regulatory Authority.

4.6        Remedial Actions.

(a)           Notice of Events.

(i)            Each Party will notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product commercialized by or on behalf of a Party or its licensee or sublicensee may be subject to any recall, corrective action or other regulatory action with respect to any Product taken by virtue of applicable Law in their respective territories (a “Remedial Action”).  The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.  Each Party shall, and shall ensure that its Affiliates, Distributors and sublicensees will maintain adequate records to permit the Parties to trace the manufacture of the affected Product(s) and the distribution and use of such Product(s).

(ii)           In the event BCC determines that any Remedial Action with respect to any such Product in the Field in the BCC Territory should be commenced, or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, BCC will control and coordinate all efforts necessary to conduct such Remedial Action.

(iii)         In the event Kythera determines that any Remedial Action with respect to any such Product outside the Field in the BCC Territory, or any such Product in the Retained Territory, should be commenced, or Remedial Action with respect to such Product outside the Field, or any Product in the Retained Territory, is required by any Regulatory Authority having jurisdiction over the matter, Kythera will control and coordinate all efforts

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

necessary to conduct such Remedial Action.  For clarity, as between the Parties, Kythera shall have sole discretion with respect to any matters relating to any Remedial Action in the Retained Territory or outside the Field in the BCC Territory.

(b)           The costs of any such Remedial Action would be allocated as follows:

(i)            If and to the extent the Remedial Action is due to BCC’s negligence or willful misconduct, or BCC’s material breach of this License Agreement or applicable Law, then BCC shall bear the costs of the Remedial Action.

(ii)           If and to the extent the Remedial Action is due to Kythera’s negligence or willful misconduct or Kythera’s material breach of this License Agreement or applicable Law, then Kythera shall bear the costs of the Remedial Action.

(iii)         If and to the extent the Remedial Action is due to reasons other than those above, then:

(A)          for any particular Compound or Product manufactured by, and/or for which any or all of fill/finish, packaging and/or labeling was conducted by, Kythera or its subcontractors (x) for BCC for sale in the Field in the BCC Territory or (y) for Kythera, its Affiliates or licensees (other than BCC) outside the Field in the BCC Territory or in the Retained Territory, the costs of any Remedial Action in the Field in the BCC Territory shall be borne by Kythera to the extent such Remedial Action pertains to Kythera’s obligations in manufacturing such Compound or Product; and

(B)          for any particular Compound or Product manufactured by, and/or for which any or all of fill/finish, packaging and/or labeling was conducted by, BCC or its subcontractors for BCC for sale in the Field in the BCC Territory, the costs of any Remedial Action in the Field in the BCC Territory shall be borne by BCC to the extent such Remedial Action pertains to BCC’s obligations in manufacturing such Compound or Product.

ARTICLE 5
COMMERCIALIZATION

5.1        Overview.  BCC will be [*] responsible for [*] aspects of the Commercialization of the Initial Product and all Subsequent Products in the Field in the BCC Territory, in compliance with applicable Law.  As between the Parties, BCC shall be [*] responsible for [*] of Products in the Field in the BCC Territory (including [*]), and shall book sales for the Products in the BCC Territory.

5.2        BCC Performance.

(a)           Diligence. BCC shall use [*].  [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)           Reports.

(i)            BCC shall present a written report within thirty (30) days after each quarter to Kythera summarizing BCC’s Commercialization activities with respect to the Initial Product in the BCC Territory, covering subject matter at a reasonable level of detail sufficient to enable Kythera to determine BCC’s compliance with its diligence obligations pursuant to this Section 5.2.

(ii)           Each Party shall keep the other Party reasonably informed, through the JSC or as otherwise agreed to by the Parties, on a regular basis as to such Party’s marketing matters, including Commercialization strategy and pricing of Products in the BCC Territory or the Retained Territory, as applicable.

(c)           Post-Marketing Clinical Studies.  BCC shall be solely responsible for the conduct of any Phase 3b Clinical Trial, Phase 4 Clinical Trial and/or other post-marketing studies for Products in the Field in relation to or for the BCC Territory, at its sole expense.

5.3        Trademarks.  The Parties may cooperate to develop trademarks, trade dress and domain names for use in connection with the marketing, distribution and sale of the Initial Product in the Field worldwide (“Joint Product Marks”).  In case the parties do not elect to or cannot agree on Joint Product Marks, BCC and Kythera shall each have the right, at their sole discretion, to develop and use trademarks, trade dress and domain names as they each deem appropriate in connection with the marketing, distribution and sale of Products in the Field in their respective territories (the “BCC Product Marks” or the “Kythera Product Marks” as the case may be); provided that such trademarks, trade dress and domain names do not have a material adverse effect on the other Party’s Product Marks used in connection with the marketing, distribution and sale of Products in the Field in their respective territories.  The Parties shall jointly own Joint Product Marks.  BCC shall be the sole and exclusive owner of BCC Product Marks.  Kythera shall be the sole and exclusive owner of Kythera Product Marks.

ARTICLE 6
MANUFACTURING

6.1        Supply by Kythera.  The Parties recognize that Kythera has engaged, in connection with clinical supply, Albany Molecular Research, Inc. (“AMRI”) to manufacture the Compound, [*] to manufacture the Initial Product for the Current Phase 3 Clinical Trials, and [*] to label, pack and distribute the Initial Product for Current Phase 3 Clinical Trials.  Kythera shall enter into supply agreements with AMRI, [*] or other Third Party contract manufacturer(s) (each a “Manufacturer”) to manufacture and supply, pursuant to the Project Plan, the Compound and Initial Product for pre-clinical, clinical, Validation, and other non-commercial use by BCC in the BCC Territory as follows:

(a)           Preclinical Supply of Compound and Initial Product.  Kythera shall procure from Manufacturers, and supply for Development pursuant to the Project Plan, such quantities of Compound and/or Initial Product as are necessary for all preclinical work that is undertaken as part of the Development of the Initial Product in accordance with the Project Plan

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

for the Initial Product. Kythera shall supply the Compound and such Initial Product to BCC, or its designated Affiliate, at its Actual Cost.

(b)           EU Phase 3 Clinical Supply of Compound and Initial Product.  Kythera shall procure from Manufacturers, and supply for Development pursuant to the Project Plan, such quantities of the Compound and Initial Product as are necessary for the Current Phase 3 Clinical Trials that are undertaken as part of the Development of the Initial Product in accordance with the Project Plan. Kythera shall supply the Compound and such Initial Product at the price per kit specified in the Project Plan, but not to exceed [*] per kit, provided that there are no changes to the kit specifications by BCC.  For the avoidance of doubt, distribution costs for such kits will be specified separately in the Project Plan.

(c)           Compound Manufacturing for Drug Product Validation and Initial Commercial Supply.  The Parties agree and understand that Compound manufacturing development primarily includes manufacturing process work comprising one demo/engineering run, one successful Validation run (appropriate for clinical use) (the “Registration Run”) plus three further consecutive successful Validation runs (appropriate for commercial use) (each a “Commercial Use Validation”); as well as the development and refinement of the requisite analytical methods.  All work, including costs, for the Compound manufacturing development and the Validations of the Compound referred to herein will be the responsibility of Kythera.

(i)            In the event that:

(A)          the Registration Run results in Compound that is suitable for use for clinical drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications in place at the time of manufacture, and (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer, then Kythera shall cause [*] of such Compound to be delivered by the Manufacturer to BCC or its designee;

(B)          the first Commercial Use Validation run results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications and all additional standards of the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound for the first drug product Validation for the Initial Product to be conducted by BCC to be delivered by the Manufacturer to BCC or its designee; and

(C)          the second Commercial Use Validation results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by: (A) meeting the Compound Specifications and all additional standards specified by the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound for the second drug product Validation for the Initial Product to be conducted by BCC to be delivered by the Manufacturer to BCC or its designee; and Kythera shall be entitled, simultaneously with delivery of the [*] of Compound to BCC, to deduct the applicable transfer price of [*] of such Compound to be produced in the third Commercial Use Validation from the Development Account in accordance with the Collaboration Agreement.

(D)          the third consecutive Commercial Use Validation results in Compound that is suitable for use for commercial drug product development for the Initial Product as demonstrated by:  (A) meeting the Compound Specifications and all additional standards specified by the relevant Regulatory Authorities and of applicable Law in the Major Markets in place at the time of manufacture, (B) being released with a certificate of compliance and a certificate of analysis from its GMP Manufacturer and (C) meeting the pre-defined acceptance criteria set forth in the applicable Validation protocol, then Kythera shall cause [*] of such Compound to be delivered by the Manufacturer to BCC or its designee, provided that Kythera has deducted the prepayment under Section 6.1(c)(i)(C).

(ii)           In each of the above cases in Section 6.1(c)(i), the transfer price for the Compound delivered (or to be delivered in the case of Section 6.1(c)(i)(D)) shall be [*], such amounts deductable from the Development Account following delivery (or in the case of Section 6.1(c)(i)(D) at the time of delivery under Section 6.1(c)(i)(C)) of such Compound by the Manufacturer.

(iii)         In the event that the Registration Run or any of the Commercial Use Validations do not meet the applicable requirements described in Section 6.1(c)(i), Kythera shall solely bear the expense of such unsuccessful Validation and shall be responsible for re-performance of such Validation.  In addition, Kythera shall reimburse the Development Account for [*] of the reasonable expense of re-performing any drug product Validation work for the Initial Product required as a result of the failure of Compound provided by Kythera to be suitable for use for commercial drug product development for the Initial Product as provided in Section 6.1(c)(i).

(iv)          In the event that the Commercial Use Validations for the Compound are deemed unacceptable by a Regulatory Authority for a Regulatory Filing prior to a first Regulatory Approval in a Major EU Country, Kythera shall solely bear the expense of re-performing any steps necessary to address the reasons for which the Compound has been deemed unacceptable by such Regulatory Authority, including any required supply of Compound for Initial Product Validation.  BCC shall solely bear the expense of re-performing any Initial Product Validation, including, without limitation, process development, manufacturing and Validation, subject to the preceding sentence.  For the avoidance of doubt, Kythera shall not be responsible in any manner for any deficiencies in respect of Initial Product manufacturing other than as set forth in the first sentence of this Section 6.1(c)(iv).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)           Non-Commercial, Non-EU Phase 3 Supply of Compound.  For any additional supply of Compound from Kythera to BCC prior to Commercialization beyond what is described in Section 6.1(c)(i) above (e.g., for ex-EU clinical Development or for additional drug product Validation work), BCC or its designated Affiliate shall pay Kythera’s Actual Cost for such Compound.

(e)           Changes to Specifications.

(i)            If a Party desires to amend the Compound Specifications or the Initial Product Specifications applicable to Compound or Initial Product supplied by Kythera to BCC for pre-clinical, clinical, and Validation use pursuant to Sections 6.1(a), (b) and (c), such Party shall present such proposed change to the JSC for consideration and approval.  Upon JSC approval of such change, the Party requesting such change shall have sole responsibility for the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.  Notwithstanding the foregoing, if such change to the Compound Specifications or the Initial Product Specifications is required by an applicable Regulatory Authority or applicable Law in a Major Market, then the JSC must approve such change, and the Parties shall share equally the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.

(ii)           If a Party desires to amend the Compound Specifications applicable to Compound supplied by Kythera to BCC for commercial use in Products pursuant to Sections 6.1(h), such Party shall present such proposed change request, including an explanation of the reasonable grounds for such proposed change, to the other Party, for review and comment.  If Kythera is the requesting party, such proposed change shall be subject to approval by BCC.  The Party requesting such change shall have sole responsibility for the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.  Notwithstanding the foregoing, if such change to the Compound Specifications is required by an applicable Regulatory Authority or applicable Law in the BCC Territory, then the Parties must implement such change, and BCC shall bear the costs incurred by the Parties in implementing such change, including any costs incurred by the Compound Manufacturer in accordance with the supply agreement with such Compound Manufacturer.

(iii)         If BCC decides to change the Initial Product Specifications for commercial use, which it may do in its sole discretion, BCC shall notify the JSC in writing in advance of such change.  BCC shall be solely responsible for technology transfer, implementation, and all costs (including Third Party costs) associated with such changes.

(iv)          For any change to the Compound Specifications or Initial Product Specification approved or required (as the case may be) under this Section 6.1(e), the Parties shall cooperate to develop and execute a transition plan to implement such change (including implementation by the Compound Manufacturer).  Any dispute under this Section 6.1(e) shall be subject to dispute resolution by the JSC under Section 3.2(g).  If Kythera is unable for any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

reason to effect a change to the Compound Specifications described in Section 6.1(e)(ii), then BCC shall have the right to require Kythera to transfer manufacturing as provided in Section 6.1(j)(ii).

(f)            Technical and Quality Agreements.  Kythera and BCC shall on or promptly following the Effective Date (but not later than [*] following the Effective Date) execute a technical agreement (the “Technical Agreement”) and a quality agreement (the “Quality Agreement”) regarding clinical supply of the Compound and Initial Product by Kythera.  The Technical Agreement and the Quality Agreement shall, among other matters, provide that all products supplied by Kythera or its Manufacturers to BCC or its Affiliates or designees pursuant to this License Agreement will be produced in compliance with applicable regulations including without limitation applicable GMP standards, including without limitation the ICH Guideline Q7 according to EMA 2001/83 and the EU Guidelines for Good Manufacturing Practices for medicinal products laid down in Commission Directives 91/356/EEC as amended by Directives 2003/94/EC and 91/412/EEC.

(g)           Supply Agreement with Manufacturers.  For so long as Kythera supplies the Compound or Initial Product to BCC for pre-clinical, clinical, Validation or commercial use under this Section 6.1, Kythera shall enter into and maintain supply agreements with each of its Manufacturers for the BCC Territory.  BCC shall be entitled to co-negotiate and approve all supply agreements for the Compound with current and potential Manufacturers of the Compound (a “Compound Manufacturer”) that will support the BCC Territory and to obtain all relevant technical or production information required to make commercial decisions in respect of such supply agreements.  BCC shall be entitled to review all supply agreements entered into by Kythera for any [*] used in the manufacture of such Compound and reasonably object to pricing terms in such agreements.  Kythera and BCC shall use Commercially Reasonable Efforts to enter into such supply agreements not later than [*] after the Effective Date and Kythera shall not enter into or amend any such supply agreements with a Compound Manufacturer for which it is a party for Compound for the BCC Territory without the prior written consent of BCC, such consent not to be unreasonably withheld or delayed.  During negotiation with a Compound Manufacturer the Parties shall make Commercially Reasonable Efforts to ensure that any such supply agreement for the commercial supply of Compound entered into after the Effective Date shall include:

(i)            A term of least [*] with a minimum notice period for termination by the Manufacturer without cause of not less than [*];

(ii)           Any and all such other provisions as may be required to permit the manufacturing technology transfer described in Section 6.2;

(iii)         Procedures for cost improvement projects after the first Regulatory Approval of the Initial Product (including cost improvement targets) and termination rights for Kythera in the event of breach of such procedures (or failure to meet such targets) by the Manufacturer; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iv)          a quality agreement to ensure manufacture in compliance with applicable regulations including without limitation applicable GMP standards, the ICH Guideline Q7 according to EMA 2001/83 and the EU Guidelines for Good Manufacturing Practices for medicinal products laid down in Commission Directives 91/356/EEC as amended by Directives 2003/94/EC and 91/412/EEC.  Such quality agreement shall provide that BCC shall have the right to conduct GMP audits of the Manufacturer once per year and any time for cause when critical complaints were received, provided that BCC shall provide, by prior written request for audit, lead time of at least [*] (for regular GMP audits) and [*] (for audits for cause), and that, subject to Section 6.4(c), such Manufacturer shall correct any material deficiencies in due time.

(h)           Commercial Supply of Compound.

(i)            The Parties will use [*] to negotiate and enter into a manufacturing and supply agreement, including a quality agreement (the “Supply Agreement”), whereby Kythera will procure from Compound Manufacturers and supply to BCC all of BCC’s requirements for the Compound for use in the manufacture of the Initial Product and other Products by BCC or by BCC’s designated Product manufacturer for Commercialization in the Field in the BCC Territory within [*] of the Effective Date.  The Supply Agreement shall contain such reasonable and standard terms and conditions as are common in manufacturing and supply agreements in the pharmaceutical industry for small molecules manufactured by standard chemical manufacturing methods, including, without limitation, forecasts and purchase orders that take into account raw material lead times, provisions for reasonable increases or decreases in demand, quality control, acceptance and rejection, and failure to supply, and shall include provisions consistent with those applicable provisions with respect to commercial manufacture set forth in this Article 6.

(ii)           The price to be charged for such Compound (the “Transfer Price”) shall equal (x) the [*] as provided to Kythera under the Supply Agreement (as approved by BCC) plus (y) a [*] which shall be equal to:

(A)          For the first [*] years following the First Commercial Sale of a Product in the BCC Territory, [*], payable promptly following the First Commercial Sale, and [*], payable promptly following the first anniversary of the First Commercial Sale; and

(B)          For each year thereafter (each year commencing on the anniversary of the First Commercial Sale), [*] of the Actual Cost (excluding transportation costs) for such Compound if the total orders fulfilled for Compound in such year is less than or equal to [*], and [*] of the Actual Cost (excluding transportation costs) for amounts of such Compound if the total orders fulfilled for Compound in such year is more than [*].  Kythera shall invoice, and BCC shall pay, such management fee on the basis of the then-current forecast for such year in accordance with the Supply Agreement, reconciled to actual orders on an annual basis.

(iii)         The Supply Agreement will be reviewed by the Parties on an annual basis, if required, under the JSC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(i)            BCC Manufacture of Products.  BCC will be responsible, at its own expense, for manufacture of the Initial Product or Subsequent Products (including for fill/finish, packaging and labeling) for Commercialization in the Field in the BCC Territory, using the Compound supplied by Kythera.  Subject to Section 7.6, promptly following the Effective Date and from time to time at BCC’s request, Kythera shall make available and transfer to BCC or its Third Party manufacturers, as the case may be, the Kythera Intellectual Property that are necessary or reasonably useful for the manufacture of Products for the Initial Indication using Compound supplied by Kythera or that as of the Effective Date are being used by Kythera or its Manufacturers to manufacture the Initial Product.

(j)            Manufacturing Transfer.

(i)            Failure to Supply; Kythera Change in Control; Termination for Kythera Breach; Kythera Insolvency.  In the event that:  (A) the third consecutive successful Commercial Use Validation for commercial supply of Compound to be supplied by Kythera in accordance with Section 6.1(c) has not occurred on or before [*]; (B) Kythera is not able to procure supply (1) at least [*] of BCC’s forecast for a period longer than [*] or (2) at least [*] of BCC’s forecast for a period longer than [*]; (C) a Change in Control of Kythera occurs; (D) BCC terminates this License Agreement in its entirety pursuant to Section 12.2; or (E) Kythera files a petition in bankruptcy or insolvency or for reorganization or a receiver or trustee is appointed for Kythera or its assets in accordance with applicable Laws, then, in each such case, BCC shall have the right to [*] Kythera to transfer the manufacturing of the Compound for the BCC Territory to BCC, its Affiliate or a Third Party.  In such event:

(A)          Kythera shall perform the manufacturing technology transfer described in Section 6.2, and exercise Commercially Reasonable Efforts to (and BCC will cooperate with Kythera to) ensure that the supply of the Compound to BCC is uninterrupted during the pendency of such transfer;

(B)          The license grant in Section 2.1(a)(i) shall immediately be deemed to include the right to make and have made the Compound, provided, however, and for the avoidance of doubt, such license and this Section 6.1 shall not affect, in any way, and such license shall not be exclusive as to Kythera with respect to, Kythera’s right to manufacture Compound in and for the Retained Territory, even where such manufacture occurs in the BCC Territory, nor shall it prevent Kythera from continuing to supply Compound to BCC or its Affiliates in addition to their designated Manufacturers if so agreed to by the Parties; and

(C)          The Parties shall negotiate in good faith and enter into such additional documents that identify the intellectual property being transferred and provide commercially reasonable and typical representations and warranties as to such intellectual property, comparable to those contained in Sections 9.2(a) through (e), with such modifications as are appropriate to reflect the change in the intellectual property being transferred between the Effective Date and the date of such technology transfer.

(ii)           Lower Price.  After payment of the Go-Decision Milestone by BCC, the Parties agree to work collaboratively to seek a qualified, lower cost manufacturer of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Compound for commercial supply of Compound. The Parties will collectively develop an appropriate request for proposal (“RFP”) which will be submitted to a reasonable number of potential Third Party Compound Manufacturers within a reasonable time, including BCC or an Affiliate thereof (the “Potential Manufacturers”).  The Parties will then perform such other selection procedures (e.g., site visits, etc.) as are reasonably necessary to evaluate and qualify such Potential Manufacturers, in each case at each Party’s own expense.  If the Parties determine that any of these Potential Manufacturers are qualified and are willing and able to manufacture and supply the Compound for the BCC Territory at a total cost to BCC materially below the then-current Transfer Price (based solely on volume for the BCC Territory), then Kythera shall enter into a supply agreement and transfer manufacturing of the Compound to the lowest cost Potential Manufacturer, unless, in Kythera’s reasonable business judgment, such Potential Manufacturer is not satisfactory, and in such case Kythera shall enter into a supply agreement with and transfer manufacturing of the Compound to the lowest cost remaining Potential Manufacturer that is reasonably satisfactory to Kythera.

(iii)         New Specifications.  In the event that Kythera is unable to manufacture or have manufactured Compound according to new Compound Specifications requested, approved or required (as the case may be) in accordance with Section 6.1(e), then in such event, BCC shall identify a replacement Manufacturer (other than BCC or its Affiliates unless specifically agreed to in writing by Kythera), and provided such replacement Manufacturer is a qualified GMP manufacturer, Kythera shall enter into a supply agreement with and transfer manufacture of the Compound to such replacement Manufacturer in accordance with Section 6.1(g).  Kythera may object to the qualifications of such replacement Manufacturer, provided that any such objection must be based on objective criteria provided in writing.

(iv)          To facilitate qualification of Manufacturers and obtain price quotations for the manufacture of Compound under Sections 6.1(j)(i)-(iii) above, Kythera shall make available and transfer to BCC copies of Information in Kythera’s Control that are necessary for BCC to generate an RFP of sufficient detail according to pharmaceutical industry standards

6.2        Manufacturing Technology Transfer.

(a)           Transfer to BCC.  In the event Kythera transfers the manufacturing obligation to BCC pursuant to Section 6.1(j)(i), to enable BCC, its Affiliate or a Compound Manufacturer (as the case may require) to commence manufacture of the Compound, Kythera shall perform a technology transfer to BCC as set forth below.  If such technology transfer occurs pursuant to Section 6.1(j)(i), the technology transfer shall be at Kythera’s expense.  If the technology transfer occurs pursuant to any other provision of this License Agreement, the technology transfer shall be at BCC’s expense except for Kythera’s option to source Compound pursuant to the last sentence of Section 6.2(b).

(b)           Transfer to New Manufacturer. In the event Kythera enters into a supply agreement with and transfers the manufacturing obligation to a Potential Manufacturer or replacement Manufacturer pursuant to Section 6.1(j)(ii) or (iii), to enable a Potential Manufacturer or a replacement Manufacturer, as the case may be, to commence manufacture of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

the Compound, Kythera shall perform a technology transfer to such Potential Manufacturer or replacement Manufacturer as set forth below.  If such technology transfer occurs pursuant to Section 6.1(j)(ii) or (iii), the technology transfer shall be at BCC’s expense.  Notwithstanding the foregoing, if Kythera decides to source Compound for the Retained Territory from a Potential Manufacturer selected pursuant to Section 6.1(j)(ii), technology transfer costs shall be shared equally by the Parties.

(c)           Initial Transfer.  In the event that Kythera transfers manufacturing under Sections 6.2(a) or 6.2(b), Kythera shall make available and transfer to BCC or Third Party Manufacturers, as the case may be, Kythera Intellectual Property that are necessary or reasonably useful for the manufacture of the Compound (including any improvements thereto, and any intermediates used in the manufacturing process) and as of such date are being used by Kythera or its Manufacturers to manufacture the Compound (the “Kythera Manufacturing Know-How”) solely for BCC to manufacture or have manufactured the Compound for use in the BCC Territory.  For the avoidance of doubt, Kythera shall without limitation license, permit or provide any consent required reasonably from Kythera by BCC or the Manufacturer to enable the Manufacturer to manufacture and supply the Compound to BCC.

(d)           Subsequent Transfers.  After the initiation of the transfer of Kythera Manufacturing Know-How as set forth in Section 6.2(b) and for a period of three (3) months after its completion, upon reasonable advance request by BCC, Kythera shall use Commercially Reasonable Efforts to make its manufacturing personnel available for consultation with BCC and Third Parties designated by BCC regarding the processes for manufacture of the Compound, and shall provide all other technical transfers of all parts of the validated process for the Compound in the Field, including Regulatory Filings and other documentation.

6.3        Regulatory Inspections.  Each Party shall use good faith efforts to obtain, and to provide copies to the other Party of, all inspection reports for itself, its Affiliates, or for any of its vendors, suppliers or other Third Parties by any Regulatory Authority arising from an inspection of the facilities where the Compound is manufactured, packaged or stored (a “Facility Inspection”), and the progress and outcome of any Facility Inspection as it may relate to such Product.  Upon receipt of notice of any Facility Inspection, the receiving Party will promptly notify the other Party thereof and the receiving Party will provide the other Party with the inspection report and any other relevant information available about the progress and outcome of such inspection available to the receiving Party.

6.4        Audits.

(a)           Audit Rights.  Each Party and its duly authorized representatives shall have the right, at its expense, to inspect all facilities utilized by the other Party or any of its subcontractors (either directly or with the contracting Party, as permitted in the agreement governing the engagement of such subcontractor) in connection with the Development, manufacture, sale, storage or distribution of the Compound or any Product, upon reasonable prior written notice during normal business hours as is necessary (i) to ensure compliance with the terms and conditions of this License Agreement and with applicable industry standards and applicable Law, and (ii) for any period in which Kythera is providing BCC with commercial

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

supply of the Compound pursuant to Section 6.1(h), for BCC to verify the accuracy of Kythera’s Actual Cost.

(b)           Procedures.  All audits shall be without any undue disruption to the business and operations of the audited Party, and in the case of an inspection involving facilities of a subcontractor of Kythera, consistent with the terms under the applicable agreement between Kythera and such subcontractor.  Kythera shall have the right to disclose audit reports to LA BioMed, provided that LA BioMed and any Third Parties conducting such audits shall enter into confidentiality agreements with the audited Party in a form suitable to the audited Party, and all information or reports gained by the auditing Party as a result of such audit shall be deemed Confidential Information of the audited Party.

(c)           Deficiencies.  In the event of a disagreement between the Parties as to the outcome of a particular audit, an independent, mutually agreed upon arbiter shall be selected by the Parties to resolve the dispute.  The cost of such arbiter shall be borne by the Party whose position is overruled by such arbiter.  All audits shall be conducted without any undue disruption to the business and operations of the audited Party.  The audited Party shall use Commercially Reasonable Efforts to correct, or cause the correction of, any deficiencies which are discovered by any such audit.

ARTICLE 7
FINANCIAL PROVISIONS

7.1        Upfront Fee.  Within fifteen (15) Business Days after receipt by BCC of an invoice from Kythera, BCC shall pay to Kythera a one-time, non-refundable and non-creditable upfront fee of Thirty-Three Million Five Hundred Eighty Four Thousand Three Hundred Thirty-Five Euro (€33,584,335).

7.2        Milestone Payments.

(a)           Initial Product Milestones.

(i)            BCC shall make the following non-refundable and non-creditable milestone payments to Kythera within [*] after receipt by BCC of an invoice from Kythera following the first achievement of each milestone event for the Initial Product as set forth in this Section 7.2(a) by BCC, its Affiliates and Sublicensees, except as otherwise provided in this License Agreement.  Each milestone payment by BCC to Kythera hereunder shall be payable only once with respect to the Initial Product, regardless of the number of times achieved by the Initial Product or any other Products.  For the avoidance of doubt, each milestone payable pursuant to this Section 7.2(a) only shall be payable in Dollars, except as explicitly specified otherwise below.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Regulatory Milestone Event	Milestone Payment
Upon the later of: (i) a Go Decision by BCC pursuant to Section 4.1(c) and (ii) completion of at least two (2) successful consecutive Validations for the Compound	[*]
[*] Regulatory Recommendation Milestone pursuant to Section 7.2(a)(ii)	[*]
[*] Alternative Strategy Milestone pursuant to Section 7.2(a)(ii)	[*]
Upon the first Regulatory Approval to sell the Initial Product in a [*]	[*]
Upon the First Commercial Sale of the Initial Product [*]	[*]
Upon the First Commercial Sale of the Initial Product in [*]	[*]
Maximum Achievable Regulatory Milestones	[*]

(ii)           [*] Milestone Payments.

(A)          [*] Regulatory Report.  Kythera shall, no later than [*] after payment of the first regulatory milestone under Section 7.2(a)(i) by BCC, provide to BCC the [*] Regulatory Report (as defined in the Collaboration Agreement).  In the event the [*] Regulatory Report includes a [*] Regulatory Recommendation (as defined in the Collaboration Agreement) that Regulatory Approval for the Initial Product should be pursued in [*] prior to Commercialization in [*], then Kythera shall invoice BCC for [*] (the “[*] Regulatory Recommendation Milestone”). BCC shall pay such invoice within [*] after payment of the first Regulatory Milestone by BCC, provided that Kythera has provided the [*] Regulatory Report to BCC.

(B)          [*] Alternative Strategy Report.  In the event that the [*] Regulatory Report does not include a [*] Regulatory Recommendation that Regulatory Approval for the Initial Product should be pursued in [*] prior to Commercialization in [*], then Kythera shall within ninety (90) days of the payment of the first regulatory milestone under Section 7.2(a)(i) deliver the [*] Alternative Strategy Report (as defined in the Collaboration Agreement) to BCC and an invoice for [*] as a milestone payment to Kythera (the “[*] Alternative Strategy Milestone”).  BCC shall pay such invoice within ninety (90) days after the payment of the first Regulatory Milestone, provided that Kythera has provided the [*] Alternative Strategy Report.

(C)          Kythera Review Right.  In the event the [*] Regulatory Recommendation Milestone is paid by BCC, BCC shall provide Kythera a report setting out BCC’s plans for allocation of [*]  in relation to Regulatory Activities and Development of Products in the Field in the BCC Territory.   In the event the [*] Alternative Strategy Milestone is paid by BCC, BCC shall provide Kythera a report setting out BCC’s plans for allocation of [*] in relation to Regulatory Activities and Development of Products in the Field in the BCC Territory.  Kythera shall have the right to review and provide comments on the report to BCC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)           Sales Milestones.

(i)            BCC shall make the following non-refundable and non-creditable one-time sales milestone payments to Kythera within thirty (30) Business Days after receipt by BCC of an invoice from Kythera following the end of the calendar year during which any milestone event set forth in this Section 7.2(b) is achieved by BCC, its Affiliates and Sublicensees.  For purposes of the milestone events set forth in this Section 7.2(b), the Net Sales for all Products (i.e., the Initial Product and any Subsequent Products) will be combined, and each sales milestone event may only occur once.

Sales Milestone Event	Milestone Payment
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
The aggregate Net Sales of all Products in the Field in the BCC Territory during a calendar year first equal or exceed [*]	[*]
Total Achievable Sales Milestones	[*]

7.3        Royalties.

(a)           Royalty Rates. BCC shall pay to Kythera a running royalty at the following royalty rates, on Net Sales of all Products (with all sales of all Products taken together) in all countries of the BCC Territory during the Royalty Term.

Portion of Aggregate Net Sales of all Products in the BCC Territory for a Particular Calendar Year	Royalty Rate Applicable to such Net Sales in such Calendar Year
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*] but less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*] but less than [*]	[*]
Portion of aggregate Net Sales throughout the BCC Territory in a calendar year that are equal to or greater than [*]	[*]

For example, if the aggregate Net Sales in the BCC Territory in a given calendar year were €100 million, royalties owed for that year would be [*].

(b)           Royalty Term.  The royalty payment obligation under this Section 7.3 shall continue, on a country-by-country and Product-by-Product basis, during the period of time

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(the “Royalty Term”) beginning upon the First Commercial Sale of such Product in such country, and ending upon the later of:

(i)            the date on which such Product in such country is no longer covered by a Valid Claim in such country;

(ii)           the date on which such Product in such country is no longer covered by an Exclusivity Extension; or

(iii)         the fifteenth (15th) anniversary after the First Commercial Sale of such Product in such country.

Notwithstanding the foregoing, provided that the Royalty Term has not already expired pursuant to Section 7.4(e)(i), the Royalty Term shall end on the fifteenth (15th) anniversary after the First Commercial Sale of any Product in such country, if Generic Entry or Competitor Entry has occurred.  Upon expiration of the Royalty Term for a given Product in a given country, the licenses granted to BCC pursuant to Section 2.1(a) with respect to such Product in such country shall convert to fully-paid, royalty-free, irrevocable licenses.

(c)           Royalty Payments and Reports.  Within forty-five (45) Business Days after the end of each calendar quarter, BCC shall deliver to Kythera a report containing the following information for the prior calendar quarter:  (i) the total quantity of units of Product sold in each country in the BCC Territory by BCC, its Affiliates, and Sublicensees, (ii) gross sales associated with each Product sold by BCC, its Affiliates and Sublicensees; (iii) a calculation of Net Sales of each Product that is sold by BCC, its Affiliates and (if applicable) Sublicensees; (iv) a detailed calculation showing all deductions from gross sales used to calculate Net Sales, (v) an itemization and calculation of all royalty offsets under Section 7.4 of this License Agreement, and (vi) a calculation of payments due to Kythera with respect to the foregoing.  Concurrent with these reports, BCC shall remit to Kythera any payment due for the applicable calendar quarter.  If no royalties are due to Kythera for such reporting period, the report shall so state.  The method of payment shall be by check or wire transfer to an address or account specified in writing by Kythera.

7.4        Royalty Offsets.  The following adjustments to royalty obligations payable under Section 7.3 shall apply throughout the Royalty Term.

(a)           Determination of Necessity.

(i)            If either Party reasonably believes that it is necessary to acquire a license from a Third Party to intellectual property rights of any kind because the Development, manufacturing, Commercialization, marketing, use, sale, import, export, distribution or any other exploitation of any Product [*] in the Initial Indication in the BCC Territory is alleged or could reasonably be alleged by a Third Party, without such license, to violate, infringe upon or misappropriate the intellectual property rights or other proprietary rights of such Third Party, such Party shall promptly so inform the other Party by written notice, describing in reasonable detail the reasons for such belief.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ii)           Kythera First Right to Negotiate.  Kythera, in the first instance, may, in its reasonable discretion, at its expense, seek to obtain such a license from such Third Party for the intellectual property rights or other proprietary rights for the BCC Territory.

(iii)         BCC Second Right to Seek a License.  If BCC has, pursuant to Section 7.4(a)(i) indicated to Kythera that such license should be so obtained, and Kythera does not seek to obtain such a license within [*] of the notice described in Section 7.4(a)(i), then BCC shall have the right to either (A) seek a license on its own behalf, and negotiate such license; or (B) elect not to seek such a license.

(b)           Kythera Indemnity.  If BCC elects not to seek such a license pursuant to Section 7.4(a)(iii) after Kythera has not obtained such a license, or for any other reason BCC does not obtain such a license, then Kythera shall indemnify BCC in connection with any Third Party Claims described in Section 7.4(a) as and to the extent provided in Section 10.4.

(c)           Third Party Intellectual Property.  In the event that BCC enters into a license agreement with a Third Party pursuant to Section 7.4(a)(iii), BCC shall have the right to deduct from BCC’s royalty obligations to Kythera [*] of the royalty amounts actually paid by BCC to the Third Party under any such license in exchange for the practice of such license by BCC in the Field in any country or jurisdiction governed by such license in the BCC Territory for the Development, manufacture and/or Commercialization of, and/or the conduct of Regulatory Activities with respect to, a DC Product for the Initial Indication; provided, that such deduction shall not reduce BCC’s royalty payment obligation to Kythera in any given calendar quarter by more than fifty percent (50%); and provided, further, that amounts so paid to such Third Party that are not used by BCC in a particular calendar quarter to reduce the royalties due to Kythera in a particular calendar quarter may be carried over to subsequent calendar quarters until fully used in accordance with this Section 7.4(a).

(d)           Competing Products.  In the event that, during the Royalty Term, a Competing Product receives Regulatory Approval for sale and is actually and legally sold in such country in a particular country in the BCC Territory (“Competitor Entry”), then the royalty rate applicable to the calculation of royalties payable by BCC with respect to Products in such country shall be adjusted as follows:

(i)            [*].  For any country within the [*]:

(A)          if Competitor Entry occurs on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*];

(B)          if Competitor Entry occurs after the [*] but on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*]; and

(C)          if Competitor Entry occurs after the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal (x) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for the country in which such Competitor Entry occurs and (y) [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c) for each other country in [*].

In the event a Competitor Entry subsequently occurs in any country in which the royalty rate has previously been adjusted pursuant to this Section 7.4(d)(i), the royalty rate for Net Sales of Products in such country shall equal the lowest royalty rate applicable in such country in accordance with this Section 7.4(d)(i).  For example, [*].

For purposes of this Section 7.4(d)(i) only, the [*] together shall be considered a single country.

(ii)           Outside [*].  For any country in the BCC Territory outside [*]:

(A)          if Competitor Entry occurs on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products in such country for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c);

(B)          if Competitor Entry occurs after the [*] but on or prior to the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products in such country for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c); and

(C)          if Competitor Entry occurs after the [*] of the First Commercial Sale of a Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of Products for any calendar quarter shall equal [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c).

(e)           Generic Versions.  In the event that, during the applicable Royalty Term, one or more Generic Version(s) of a Product receives Regulatory Approval for sale by the applicable Regulatory Authority in any country in the BCC Territory and is actually and legally sold in such country (“Generic Entry”), then:

(i)            if Generic Entry occurs on or prior to the [*] of the First Commercial Sale of such Product in such country, the Royalty Term for such Product in such country shall, as of the date of Generic Entry, [*]; and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ii)           if Generic Entry occurs after the [*] of the First Commercial Sale of such Product in such country, the royalty rate applicable to the calculation of royalties payable by BCC with respect to Net Sales of such Product in such country for any calendar quarter shall [*] of the royalty otherwise payable pursuant to Section 7.3 as adjusted by Section 7.4(c).

For purposes of this Section 7.4(e) only, the EU shall be considered a single country.

(f)            After a Competitor Entry or a Generic Entry in a given country, if the Regulatory Approval for the applicable Competing Product or Generic Version, as the case may be, in such country is revoked by the applicable Regulatory Authority or otherwise withdrawn (or legally prevented), and no other Competing Product or Generic Version, as the case may be, has received Regulatory Approval for sale by the applicable Regulatory Authority and is actually and legally sold in such country in such country, then the royalty rates in such country will revert to the standard royalty rates applicable in such country prior to the Competitor Entry or Generic Entry, as the case may be.

7.5        Foreign Exchange.  Net Sales under this License Agreement which are invoiced in currencies other than Euros shall be converted into Euros using the average exchange rate for the applicable calendar quarter, calculated in accordance with BCC’s internal accounting and reporting process (the current version of which is set forth in Exhibit D).  Any costs to be reimbursed by either Party which are payable in currencies other than Euros (other than to be deducted from the Development Account) shall be converted into Euros using the reference exchange rate of the European Central Bank Frankfurt/Main, Germany for the date of invoice as published, in the absence of manifest error, by the European Central Bank on its website (http://www.ecb.int), being currently available under the following link:  http://sdw.ecb.europa.eu/browse.do?node=2018794.  If the Euro ceases to be the official currency throughout the Economic and Monetary Union of the European Union (Euro area), or if the Euro ceases to be the official currency of Germany  such that Germany reverts to a national currency, then the Parties shall renegotiate in good faith the currency to be used for all payments under this Collaboration Agreement.

7.6        Cost Allocation for Kythera Technical Support.  From time-to-time, Kythera may provide certain Information, Technology, technical support and assistance to BCC under this License Agreement or to Intendis under the Collaboration Agreement with respect to certain clinical, regulatory, manufacturing or other activities.  Unless otherwise specified in this License Agreement, the costs and expenses of the provision of such Information, Technology, technical support and assistance shall be as set forth in this Section 7.6.

(a)           Transfer Period.  For the period from the Effective Date until [*] after the Effective Date (the “Transfer Period”), and except as provided in Section 7.6(e), Kythera shall provide reasonable technical support at Kythera’s expense.

(b)           Project Plan Costs.  After the Transfer Period, the reasonable expenses incurred by Kythera in connection with the provision of such Information, Technology, technical support and assistance that are specified in the Project Plan, including reasonable internal and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

external expenses, shall be allocated between the Parties as set forth in the Project Plan, and Kythera shall be reimbursed for such costs from the Development Account.

(c)           JSC Specified Costs.  After the Transfer Period, for any costs incurred by Kythera for the provision of such Information, Technology, technical support and assistance that are specified by the JSC, but not included in the Project Plan, Kythera shall be reimbursed for Kythera’s actual FTE costs for Kythera’s employees time spent performing such services, on a per day per employee basis, and Kythera, following JSC approval, shall be entitled to deduct such costs from the Development Account.

(d)           BCC Requested Activities.  After the Transfer Period, for any costs incurred by Kythera for the provision of such Information, Technology, technical support and assistance that are requested by BCC, but not included in the Project Plan or specified by the JSC, Kythera shall be reimbursed for Kythera’s actual FTE costs for Kythera’s employees time spent performing such services, on a per day per employee basis, and Kythera, following JSC approval, shall deduct such costs from the Development Account.

(e)           Travel Costs.  Kythera shall be reimbursed for all reasonable travel costs incurred by Kythera’s employees for the performance of services under Sections 7.6(a), 7.6(c) or 7.6(d).

7.7        Payment Method; Late Payments.  All payments due to Kythera by BCC hereunder shall be made in Euros, except for certain Development payments under Section 7.2(a) which shall be payable in Dollars, by wire transfer of immediately available funds into an account designated by Kythera within [*] after receipt of the respective invoice (immediately with the applicable royalty report if a royalty payment is due under Section 7.3), unless otherwise specified in this License Agreement.  Any payments due under this License Agreement shall be due on such date as is specified in this License Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  Any failure by BCC to make a payment within [*] after the date when due shall obligate BCC to pay computed interest, with the interest period commencing on the due date and ending on the payment date to Kythera.  In the case of any payment in Euros, the interest shall be computed at a rate per annum equal to the EURIBOR for one month quoted two (2) Business Days prior to due date by the European Banking Federation, plus a premium of [*].  These rates are currently published by Reuters on screen <EURIBOR>.  In the case of any payment in Dollars, the interest shall be computed at a rate per annum equal to the USD LIBOR for one month quoted two (2) Business Days prior to due date by the British Bankers’ Association, plus a premium of [*].  These rates are currently published by Reuters on screen <LIBOR01>.  The interest rate shall be adjusted monthly.  Interest shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

7.8        Records; Audits.  BCC will maintain complete and accurate records in sufficient detail to permit Kythera to confirm the accuracy of the calculation of royalty and milestone payments under this License Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [*] from the end of the calendar year to which they pertain for examination at the expense of Kythera, and not more often than once each

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

calendar year, by an independent certified public accountant selected by Kythera and reasonably acceptable to BCC, for the sole purpose of verifying the accuracy of the financial reports furnished by BCC pursuant to this License Agreement.  Any such auditor shall not disclose to Kythera BCC’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by BCC or the amount of payments due by BCC under this License Agreement.  Any amounts shown to be owed but unpaid shall be paid within [*] from the accountant’s report, plus interest (as set forth in Section 7.7) from the original due date.  Kythera shall bear the full cost of such audit unless such audit discloses an underpayment by BCC of more than [*] of the amount due, in which case BCC shall bear the full cost of such audit.

7.9          Taxes.

(a)           Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising under this License Agreement directly or indirectly from the efforts of the Parties under this License Agreement.  In the event that a Party is mandated by applicable Law to withhold any tax in connection with any payment to the other Party under this License Agreement, such amount shall be deducted from the payment to be made to such other Party, provided that the withholding Party shall take reasonable and lawful action to avoid and minimize such withholding and promptly notify the other Party so that such other Party may take lawful action to avoid and minimize such withholding.  The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Governmental Authority related to any application by such other Party for foreign tax credit for such payment.  The Parties agree to cooperate in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

(b)           Notwithstanding Section 7.9(a), in the event that Kythera enters into any contract, subcontract, sublicense or other arrangement with an Affiliate of BCC to perform any Development activities contemplated by this License Agreement, BCC shall be responsible for payment to Kythera, or reimbursement to such Affiliate on behalf of Kythera (as the case may be), of any mark-up payment charged by such Affiliate to Kythera.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1        Ownership of Background Inventions.  As between the Parties, Kythera shall own all Kythera Intellectual Property, subject to the licenses granted during the term of this License Agreement, and BCC shall own all BCC Intellectual Property, subject to any licenses agreed upon under this License Agreement.

8.2        Ownership of Inventions.  Each Party shall own any inventions made solely by its own employees, agents, subcontractors, or independent contractors in the course of conducting its activities under this License Agreement, together with all intellectual property rights therein (the “Sole Inventions”).  The Parties shall jointly own any inventions that are made jointly by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

employees, agents, or independent contractors of each Party in the course of performing activities under this License Agreement, together with all intellectual property rights therein (the “Joint Inventions”).

8.3          Disclosure of Inventions.  Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions.  Each Party shall promptly disclose to the other Party all Information and Technology relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.

8.4        Prosecution of Patents.

(a)           Kythera Prosecuted Patents.

(i)            As between the Parties and subject to Section 8.4(a)(iii) and Kythera’s obligations under the LA Biomed Agreement and any In-License Agreements, Kythera shall have the sole right to prepare, file, prosecute and maintain Sole Inventions owned by Kythera, Kythera Patents and Joint Patents (the “Kythera Prosecuted Patents”), at Kythera’s cost and expense.  Kythera shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Kythera Prosecuted Patents in each Major Market and each other country in the EU.

(ii)           Subject to the LA BioMed License Agreement and any In-License Agreements, Kythera shall provide BCC reasonable opportunity to review and comment on such prosecution efforts regarding Kythera Prosecuted Patents in the BCC Territory.  Kythera shall provide BCC with a copy of material communications from any patent authority in the BCC Territory regarding such Kythera Prosecuted Patents, within a reasonable time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for BCC’s review and comment, and shall implement as appropriate such comments by BCC with respect to Kythera Prosecuted Patents in the BCC Territory.  Kythera shall reasonably consider such comments by BCC in connection with the prosecution of Kythera Prosecuted Patents; provided, however, that final decision making with respect to patents licensed under the LA BioMed License Agreement remains with LA BioMed.

(iii)         If Kythera decides to cease the prosecution or maintenance of any Kythera Prosecuted Patents in the BCC Territory, except for any Kythera Patent licensed under the LA BioMed License Agreement, it shall notify BCC in writing sufficiently in advance at least sixty (60) days prior to any relevant deadline so that BCC may, at its discretion, assume the responsibility for the prosecution or maintenance of such Kythera Prosecuted Patents in the BCC Territory, at BCC’s sole expense.  If BCC elects to assume responsibility for such prosecution and maintenance of a particular Kythera Prosecuted Patent that is not in-licensed by Kythera, then Kythera shall assign to BCC all rights and interest in such Kythera Prosecuted Patent, provided, however, that in Kythera’s reasonable judgment, such assignment will not create a material adverse effect on the prosecution or maintenance of any Patent in the Kythera

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Intellectual Property.  Such assigned Patent shall no longer be included in the Kythera Intellectual Property or the Kythera Prosecuted Patents and shall instead be included in the BCC Intellectual Property and in the BCC Prosecuted Patents and the terms of Section 8.4(b) shall apply to such Patents.  If Kythera decides to cease the prosecution or maintenance of any Kythera Prosecuted Patents in the BCC Territory licensed under the LA BioMed License Agreement, it shall notify BCC in writing at least sixty (60) days prior to any relevant deadline so that BCC may, at its discretion, require Kythera to continue such prosecution or maintenance of such Patent, at BCC’s sole expense, in cooperation with LA BioMed.

(b)           BCC Prosecuted Patents.

(i)            Subject to Section 8.4(b)(iii), BCC shall be solely responsible for filing, prosecuting and maintaining Patents covering Sole Inventions owned by BCC, and all Kythera Prosecuted Patents for which the responsibility for prosecution and maintenance has transferred to BCC pursuant to Section 8.4(a)(iii) above (the “BCC Prosecuted Patents”).

(ii)           BCC shall provide Kythera reasonable opportunity to review and comment on such prosecution efforts regarding such BCC Prosecuted Patents in the BCC Territory.  BCC shall provide Kythera with a copy of material communications from any patent authority regarding such BCC Prosecuted Patents within a reasonable amount of time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for Kythera’s review and comment.  BCC shall reasonably consider such comments by Kythera in connection with the prosecution of BCC Prosecuted Patents.

(iii)         If BCC decides to cease the prosecution or maintenance of any BCC Prosecuted Patents, it shall notify Kythera in writing sufficiently in advance and at least sixty (60) days prior to any relevant deadline.  Kythera may, at its discretion, assume the responsibility for the prosecution or maintenance of such BCC Prosecuted Patents, at Kythera’s sole expense, in which event BCC shall assign to Kythera all rights and interests in and to such BCC Prosecuted Patents, provided, however, that in BCC’s reasonable judgment, such assignment will not create a material adverse effect on the prosecution or maintenance of any Patent in the BCC Intellectual Property.

(c)           Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided in this Section 8.4, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

8.5        Infringement of Patents by Third Parties.

(a)           Notification.  Each Party shall promptly notify the other Party in writing of any existing or threatened infringement by a Third Party of the Kythera Patents or the Joint Patents through the development or commercialization of a product containing the Compound in the Field in the BCC Territory, of which such Party becomes aware, including any certification or the like in the BCC Territory similar to “patent certification” filed in the United States under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

21 U.S.C. § 355(b)(2) or 21 U.S.C. § 355(j)(2), and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Kythera Patents or the Joint Patents (collectively “Product Infringement”).

(b)           Actions Against Product Infringement.

(i)            For any Product Infringement, each Party shall share with the other Party all Information available to it regarding such alleged infringement.  Subject to the LA BioMed License Agreement and any In-License Agreements, BCC shall have the right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement, subject to Section 8.5(b)(ii) through 8.5(b)(iv).  Subject to the LA BioMed License Agreement and any In-License Agreement, if BCC fails to institute and prosecute an action or proceeding to abate the Product Infringement within a period of [*] after: (A) BCC becoming aware of such matter; or (B) written notice of such matter by Kythera, then Kythera shall have the right, but not the obligation, to commence a suit or take action to enforce the applicable Patent against such Third Party perpetrating such Product Infringement in the BCC Territory at its own cost and expense.  In this case, BCC shall take appropriate actions in order to enable Kythera to commence a suit or take the actions set forth in the preceding sentence.

(ii)           Each Party shall provide to the Party enforcing any such rights under this Section 8.5(b) reasonable assistance in such enforcement, at such enforcing Party’s request, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, and filing of important papers to the competent court, which shall not be unreasonably withheld or delayed.

(iii)         Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 8.5(b).  The Party controlling such  action shall bear all external costs and expenses for such action

(iv)          The Party not bringing an action with respect to Product Infringement under this Section 8.5(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)           Infringement Other Than a Product Infringement.  For any and all infringement of any Kythera Patent outside the Field or BCC Territory other than a Product Infringement, as between the Parties, Kythera shall have the sole and exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)           Settlement.

(i)            Kythera shall not settle any claim, suit or action that it controls under this Section 8.5 involving Kythera Prosecuted Patents or any Joint Patent in any manner that would negatively impact such Patents or that would limit or restrict the ability of BCC to Develop, conduct Regulatory Activities with respect thereto, to make, have made, import, use, offer for sale, sell or otherwise Commercialize Products in the Field anywhere in the BCC Territory, without the prior written consent of BCC, which consent shall not be unreasonably withheld or delayed.

(ii)           BCC shall not settle any claim, suit or action that it controls under this Section 8.5 involving Kythera Prosecuted Patents or any Joint Patent in any manner that would negatively impact such Patents or that would limit or restrict the ability of Kythera to Develop, conduct Regulatory Activities with respect thereto, to make, import, use, offer for sale, sell or otherwise Commercialize Products anywhere in the Retained Territory or to make or have made Product anywhere in the world for such Development, use, sale or import anywhere in the Retained Territory, without the prior written consent of Kythera, which consent shall not be unreasonably withheld or delayed.  Kythera agrees to use good faith efforts to seek any consents necessary from LA BioMed under the LA BioMed License Agreement, but may withhold consent to any proposed settlement if LA BioMed does not provide any consent required under the LA BioMed License Agreement.

(e)           Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit or action brought for a Product Infringement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be [*].

8.6        Infringement of Third Party Rights in the BCC Territory.  Subject to Section 7.4 and Article 10, if any Product used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the BCC Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall agree on and enter into an “common interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action, and Kythera shall control, and be responsible for, the defense of any such claim or assertion.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1        Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)           Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this License Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)           Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this License Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder; and (iii) this License Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)           Compliance with Law.  It and its Affiliates shall at all times materially comply with all applicable Law relating or pertaining to their obligations under this License Agreement.

(d)           No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this License Agreement or performing its obligations under this License Agreement.

(e)           No Debarment.  In the course of the development of Products, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

9.2        Additional Representations and Warranties of Kythera.  Kythera represents and warrants to BCC that, as of the Effective Date (except where otherwise noted):

(a)           (i) it is the sole and exclusive owner of all right and interest in, to and under the Kythera Owned Intellectual Property, in each case free and clear of any security interests, claims, encumbrances or charges of any kind; and (ii) it has sole Control of all right and interest in, to and under the Kythera Licensed Intellectual Property, subject to the terms and conditions of the license agreements granting such licenses, including any reservation of rights by the licensors of the U.S. Government;

(b)           it has sufficient rights to grant the licenses and rights granted herein, free and clear of any security interests, claims, encumbrances or charges of any kind, except as provided in the LA BioMed License Agreement;

(c)           it has not assigned and/or granted licenses, nor shall it assign and/or grant licenses, to the Licensed Intellectual Property to any Third Party that would restrict or impair the rights granted hereunder, and it has not granted to anyone any rights that cover Products in the Field in the BCC Territory that remain in effect;

(d)           to Kythera’s Actual Knowledge [*], the Development, conduct of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Regulatory Activities with respect to, Commercialization, making or having made, use, marketing, sale, offering for sale, import, export and other exploitation of a DC Product in the Initial Indication in the BCC Territory does not, and would not if such DC Product existed as of the Effective Date, infringe upon, misappropriate or otherwise violate any intellectual property rights or other proprietary rights of any kind of any Third Party; provided, however, that the foregoing representation, to the extent that it applies to any DC Product that contains any further active ingredients other than DC (including a Combination Product), shall apply solely to infringement, misappropriation or violation of intellectual property or other proprietary rights that a Third Party may have with respect to such Third Party’s claims DC in such Product, and not to any claims to such other active ingredients, or to claims covering the combination of other active ingredients with the Compound;

(e)           (i) no Third Party has made, or to Kythera’s Actual Knowledge threatened to make, a claim before any Governmental Authority or any court that any Licensed Intellectual Property is invalid or not enforceable; (ii) to Kythera’s Actual Knowledge (after reasonable, diligent inquiry), Kythera (or Kythera’s licensor) has obtained assignment of the all rights, title and interest in the Kythera Patents from the inventors named therein, subject to any government rights retained therein; and (iii) the Kythera Patents represent all the Patents within Kythera’s or its Affiliates’ Control relating to the Compound and Products in the BCC Territory; (iv) all application, registration, maintenance and renewal fees in respect of the Kythera Patents have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining the Kythera Patents have been filed; and (v) to Kythera’s Actual Knowledge, all inventors who should have been listed in the Kythera Patents as inventors have been listed in the Kythera Patents as inventors.  Except for Patents licensed under the LA BioMed License Agreement, none of the Licensed Intellectual Property was developed with funding from any Governmental Authority such that any Governmental Authority has any march-in rights or other rights to use the Licensed Intellectual Property;

(f)            a true, complete and correct copy of the License Agreement between Kythera and LA BioMed, dated August 25, 2005 (the “LA BioMed License Agreement”), as amended as of the Effective Date, has been provided to BCC prior to the Effective Date.  The LA BioMed License Agreement is the only license agreement regarding any of the Kythera Patents as of the Effective Date.  During the Term, Kythera shall not and shall cause its Affiliates to not, encumber or diminish the rights granted to BCC hereunder with respect to the Kythera Patents, including by not (a) intentionally committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of the LA BioMed License Agreement to diminish in any way the rights granted to BCC hereunder, or (b) amending or otherwise modifying or permitting to be amended or modified, the LA BioMed License Agreement to diminish in any way the rights granted to BCC hereunder.  Kythera shall promptly provide BCC with notice of any alleged, threatened or actual material breach of the LA BioMed License Agreement.  None of Kythera, its Affiliates and, to the best of their knowledge, any Third Party is in material breach of the LA BioMed License Agreement;

(g)           to Kythera’s and its Affiliates’ Actual Knowledge, there is no actual infringement or threatened infringement of the Licensed Intellectual Property by any Third Party;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(h)           to Kythera’s Actual Knowledge, any Information or Technology included in the Licensed Intellectual Property that is confidential has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality.  To the Actual Knowledge of Kythera, no breach of such confidentiality has been committed by any Third Party;

(i)            to Kythera’s Actual Knowledge (after reasonable, diligent inquiry), any trade secrets among the Technology have been maintained as trade secrets or have been disclosed to Third Parties only under terms of confidentiality.  To the Actual Knowledge (after reasonable, diligent inquiry) of Kythera, no breach of such confidentiality has been committed by any Third Party;

(j)            all current and former officers, employees, agents and consultants of Kythera who are inventors of or have otherwise contributed in a material manner to the creation or development of any Licensed Intellectual Property have executed and delivered to Kythera or an Affiliate of Kythera an assignment or other agreement regarding the protection of proprietary information and the assignment to Kythera or an Affiliate of Kythera of any Licensed Intellectual Property.  To Kythera’s Actual Knowledge, no current officer, employee, agent or consultant of Kythera and its Affiliates is in material violation of any term of any assignment or other agreement regarding the protection of Patents, intellectual property rights or other proprietary information of Kythera and its Affiliates;

(k)           all Data provided in writing to BCC or its Affiliates by Kythera relating to the Initial Product or the Compound has been accurate in all material respects;

(l)            to Kythera’s Actual Knowledge, Kythera has made no material misrepresentation or material omission in connection with Data provided in writing to BCC or its Affiliates by Kythera relating to the Initial Product or the Compound; and

9.3        All Rights Granted.  Kythera represents, warrants and covenants that:  (a) the Licensed Intellectual Property licensed under Section 2.1(a) constitutes all of the intellectual property rights owned or Controlled by Kythera that are necessary to make, have made, use, market, sell, offer for sale, have sold, import, export and otherwise exploit the Compound in Products in the Initial Indication in the BCC Territory; and (b) as of the Effective Date, Kythera has delivered to BCC copies of all material documents in its possession and Control and reasonable for BCC to receive in order to evaluate the Product as of the Effective Date relating to the Development, conduct of Regulatory Activities with respect to, manufacture (to the extent provided in Section 2.1(a)(i)) and Commercialization of the Compound in Products in the Initial Indication relevant to the BCC Territory.

9.4        Litigation.  Kythera represents, warrants and covenants that, as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending, nor, to the Actual Knowledge of Kythera, threatened, against or involving the Licensed Intellectual Property, or this License Agreement, whether at law or in equity, before or by any Third Party.  Kythera shall provide notice of any of the foregoing to the extent they involve a Product, the Licensed Intellectual Property, or this License Agreement.  BCC represents, warrants and covenants that,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

as of the Effective Date, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature, judgment, decree, decision, injunction, writ or order pending or, to the knowledge of BCC’s senior management, threatened, against or involving this License Agreement, whether at law or in equity, before or by any Third Party.  BCC shall provide notice of any of the foregoing to the extent they involve this License Agreement.

9.5          Regulatory Approvals.

(a)           Kythera.  Kythera represents, warrants and covenants (as applicable) that:

(i)            as of the Effective Date, Kythera has provided BCC with all applicable and material details on the regulatory status of Initial Product for the Initial Indication in the Retained Territory and the BCC Territory, and Kythera has provided copies of all clearances and applications thereof;

(ii)           with respect to all of Kythera’s Regulatory Filings to obtain Regulatory Approvals for Products in the Field:  (i) the Data in such Regulatory Filings were, are and shall be free from fraud or material falsity; (ii) the Regulatory Approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities by Kythera, its Affiliates or their respective agents; (iii) the Data in such Regulatory Filings are, were and shall be accurate and reliable for purposes of supporting approval of the submissions; and (iv) the Regulatory Approvals shall be obtained without illegal or unethical behavior of any kind by Kythera, its Affiliates or their respective agents; provided that Kythera shall not be deemed to be in breach of this Section 9.5(a)(ii) if the violation of this Section 9.5(a)(ii) results from the action or omission of BCC or its Affiliates or Sublicensees; and

(b)           BCC.  BCC represents, warrants and covenants (as applicable) that, except for information provided by Kythera, its Affiliates or their respective agents, with respect to all  of BCC’s Regulatory Filings to obtain Regulatory Approvals for Products in the Field in the BCC Territory:  (i) the Data in such Regulatory Filings and modifications thereof shall be free from fraud or material falsity; (ii) the Regulatory Approvals will not be obtained either through bribery or the payment of illegal gratuities by BCC, its Affiliates or their respective agents; (iii) the Data in such Regulatory Approvals and modifications thereof shall be accurate and reliable for purposes of supporting approval of the Regulatory Filings; and (iv) the Regulatory Approvals shall be obtained without illegal or unethical behavior of any kind by BCC, its Affiliates or their respective agents; provided that BCC shall not be deemed to be in breach of this Section 9.5(b) if the violation of this Section 9.5(b) results from the action or omission of Kythera or its Affiliates or licensees.

9.6        Professional Standards.  Each Party represents, warrants and covenants that, with respect to the services provided hereunder to the other Party, it, its Affiliates and their respective employees, contractors and agents (except with respect to services provided by Intendis to Kythera under the Collaboration Agreement), who perform services have the experience, capability and resources to efficiently and skillfully perform the services, and shall perform, where applicable, all such services in a professional and workmanlike manner and in accordance

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

with the generally accepted then-current standards, forms, procedures and techniques established from time to time by the industry.

9.7          No Conflict.  Kythera represents, warrants and covenants that:  (a) no agreements that it or its Affiliates may have with any Third Party provide such Third Party with any rights of first offer, rights of first refusal, or any other rights to make, have made, use, conduct clinical trials for, sell, offer for sale, have sold, import, export, or otherwise exploit the Products in the Field in the BCC Territory or the use of the Licensed Intellectual Property in connection with the making, Developing or Commercializing of, or conducting Regulatory Activities with respect to, Products in the Field in the BCC Territory; and (b) it has received no notice from a Third Party of any suit, action, proceeding or arbitration pending or threatened against it that the proposed terms and conditions of this License Agreement, and the Parties’ performance in accordance therewith, do or shall conflict or interfere with in a manner resulting in a breach or default under, or other violation of, any agreements that Kythera or its Affiliates may have with any Third Party.

9.8        Product Warranties.

(a)           By Kythera.  For the Compound and any Products that Kythera supplies, or causes to be supplied, pursuant to Section 6.1, Kythera represents, warrants and covenants that: (i) all such Compound and Products are provided free of defects in materials and workmanship and manufacturing; (ii) all such Compound and Products shall be manufactured in compliance with the applicable specifications and shall be free and clear of all liens, security interests and encumbrances; (iii) Kythera’s and its subcontractor’s manufacturing facilities will be in compliance, as applicable, with all standards and specifications as set out in the Technical Agreement; and (iv) if applicable, no such Compound or Product, at the time of delivery to BCC, shall be adulterated or misbranded or an article which may not be introduced into commerce within the meaning of the FD&C Act, or similar applicable Law in any country in the BCC Territory.

(b)           By BCC.  BCC represents, warrants and covenants that after such Compound or Product has been delivered to BCC by or on behalf of Kythera, BCC shall (either by itself or through its subcontractor), prior to use or sale of such Compound or Product, store, handle and transport such Compound or Product under appropriate conditions in compliance with all applicable Law.

9.9        Inaccuracies.  Without limiting either Party’s rights and remedies at law, in equity or under this License Agreement, if, at any point in time (not just at the times when the warranties are deemed granted), either Party becomes aware of any material inaccuracies in the foregoing warranties and representations, such Party shall promptly notify the other Party of such material inaccuracies, with a detailed written explanation.

9.10     Disclaimer.  BCC understands that the Compound and the Products are the subject of ongoing clinical research and development and that Kythera cannot assure the safety or efficacy of the Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.11     No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 9, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 10
INDEMNIFICATION

10.1     Indemnification By Kythera.  Except to the extent of any Losses covered by Section 10.2, Kythera agrees to defend, indemnify and hold harmless BCC, its Affiliates, and their respective directors, officers, employees, and agents (“BCC Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party (other than an Affiliate of BCC) suits, claims, actions and demands (each, a “Third Party Claim”) arising out of, resulting from or relating to:

(a)           any material breach of a representation or warranty made by Kythera in this License Agreement;

(b)           any material breach of any covenant of, or obligation required to be performed by, Kythera contained in this License Agreement;

(c)           any negligent act or omission or willful misconduct of any of the Kythera Indemnitees in connection with this License Agreement;

(d)           when Kythera has the right to conduct a Remedial Action under this License Agreement, Kythera’s handling of such Remedial Action or Kythera’s election not to commence such Remedial Action;

(e)           any Remedial Action relating to Kythera’s products other than Products in the Field;

(f)            personal injury or death, or any damage to any property, caused by a manufacturing defect in any Compound manufactured by Kythera or for Kythera by Third Parties;

(g)           any violation by Kythera of any Regulatory Approval involving a Product.

10.2     Indemnification By BCC.  Except to the extent of any Losses covered by Section 10.1, BCC agrees to defend, indemnify and hold harmless Kythera, its Affiliates, and their respective directors, officers, employees, and agents (the “Kythera Indemnitees”) from

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and against any and all Losses arising out of a Third Party Claim by a Third Party (other than an Affiliate of Kythera) arising out of, resulting from or relating to:

(a)           any material breach of a representation or warranty made by BCC in this License Agreement;

(b)           any material breach of any covenant or obligation required to be performed by BCC contained in this License Agreement;

(c)           any negligent act or omission or willful misconduct of any of the BCC Indemnitees in connection with this License Agreement;

(d)           when BCC has the right to conduct a Remedial Action under this License Agreement, BCC’s handling of such Remedial Action or BCC’s election not to commence such Remedial Action;

(e)           personal injury or death, or any damage to any property, caused by a manufacturing defect in any Compound or finished Product manufactured by BCC or directly for BCC by Third Parties;

(f)            any violation by BCC of any Regulatory Approval involving a Product in the Field in the BCC Territory;

(g)           the exercise of rights by BCC, its Affiliates or Sublicenses in the Field in the BCC Territory under Licensed Intellectual Property which is subject to the LA BioMed License Agreement; or

(h)           any material breach of any warranty, covenant, or obligation of Intendis under the Collaboration Agreement or any material breach of any covenant or obligation of Kythera under this License Agreement caused by Intendis under the Collaboration Agreement.

BCC hereby agrees that LA BioMed and the Regents are intended third party beneficiaries of the indemnity of this Section 10.2.

10.3     Procedure.  A Party entitled to be indemnified under Section 10.1, 10.2, or 10.4 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the “Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this License Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the obligation to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates.  The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

10.4     Intellectual Property Infringement.

(a)           Indemnity.  Kythera shall defend, indemnify and hold harmless the BCC Indemnitees from and against any and all (i) damages finally awarded, (ii) damages arising out of any settlement entered into by Kythera, (iii) direct out-of-pocket losses (including attorneys’ fees with respect to claims by BCC’s suppliers, Distributors, and Sublicensees) of BCC resulting from injunctive relief, damages awarded as a consequence of injunctive relief, or damages agreed to by BCC in settlement (upon consent of Kythera, not to be unreasonably withheld) as a consequence of injunctive relief, in each case of (i) through (iii) arising out of any Third Party Claim arising out of, resulting from or relating to the Development, conduct of Regulatory Activities with respect to, manufacture, Commercialization, marketing, promotion, use, sale, import, export, distribution or any other exploitation of a [*] in the Field in the BCC Territory violates, infringes upon or misappropriates the intellectual property rights of any kind of any Third Party.

Kythera’s indemnity obligation under this Section 10.4 is pursuant to the procedures set forth in Section 10.3.  All of the indemnity obligations in this Section 10.4 are subject to BCC’s duty to mitigate such damages,

(b)           Limitation for Third Party Claims Relating to Products with Multiple Active Ingredients.  Notwithstanding Section 10.4(a), the indemnity provided in Section 10.4(a), to the extent that it relates to any [*], shall apply only to Third Party Claims for infringement, misappropriation or violation of intellectual property or other proprietary rights that a Third Party may have with respect to claims to [*].  Such indemnity shall not apply to Third Party Claims relating to [*].

10.5     Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS LICENSE AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1, 10.2, OR 10.4, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 11.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.6     Insurance.

(a)           Kythera shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during which Kythera is responsible for manufacture and supply of the Compound or any Product to BCC and for three (3) years thereafter.  It is understood that such insurance shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this Article 10.  Kythera shall provide BCC with written evidence of such insurance upon request.  Kythera shall provide BCC with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of BCC hereunder.

(b)           BCC shall maintain self-insurance adequate to cover its obligations hereunder, consistent with normal business practices of prudent companies similarly situated, at all times during which BCC is responsible for manufacture of any Product and for three (3) years thereafter.

ARTICLE 11
CONFIDENTIALITY

11.1     Confidentiality.  Except to the extent expressly authorized by this License Agreement or otherwise agreed in writing by the Parties, for the Term and for a period of [*] years thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this License Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this License Agreement.  The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)           was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this License Agreement;

(d)           is subsequently disclosed to the receiving Party or its Affiliates by a Third Party who has a legal right to make such disclosure; or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)           is subsequently independently discovered or developed by the receiving Party or its Affiliates without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

11.2     Authorized Disclosure.  Notwithstanding the obligations set forth in Section 11.1, a Party may disclose the other Party’s Confidential Information and the terms of this License Agreement to the extent:

(a)           such disclosure:  (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this License Agreement; (ii) is required under the LA BioMed License Agreement or (iii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this License Agreement; or

(b)           such disclosure is reasonably necessary:  (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations; or (ii) to actual or potential investors and/or acquirers, or merger partners solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations no less stringent than those contained in this License Agreement;

(c)           such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party as to such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use obligations of this Article 11, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information; and

(d)           such disclosure is reasonably necessary to its subcontractors, licensees or other collaborators or partners (including potential and future collaborators and partners) in its respective territory for the purpose of the Development, conduct of Regulatory Activities with respect to, manufacture and/or Commercialization of the Products, solely for the purpose of carrying out such transaction, on the condition that such collaborators are bound by confidentiality and non-use obligations at least as stringent as those contained in this License Agreement.

11.3     Publication.  Each Party shall deliver to the other Party for review a copy of any proposed academic or scientific presentations or publications relating to the Development of Products in the Field.  Such other Party shall have the right to (a) require modifications of the proposed publication or presentation to delete or modify such Party’s Confidential Information; and (b) delay such proposed submission or presentation for up to ninety (90) days as may be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

reasonably necessary to seek patent protection for the information disclosed in such proposed presentation or publication.

11.4     Publicity; Use of Names.  Subject to the rest of this Section 11.4, no disclosure of the terms of this License Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, LA BioMed, the Regents, or the name of any campus of the University of California, its or their Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this License Agreement or its subject matter, without the prior express written permission of the LA BioMed, the Regents, or the other Party as appropriate, except as may be required by law.

11.5     Securities Filings.  A Party may disclose this License Agreement and its terms in securities filings with the appropriate Governmental Authorities, including without limitation the Securities and Exchange Commission, and any securities exchange on which securities of such Party are listed to the extent required by applicable Law after complying with the procedure set forth in this Section 11.5.  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and a proposed redacted version of this License Agreement to request confidential treatment for this License Agreement, and provide such draft to the other Party, and in such case the other Party agrees to promptly (and in any event, no less than seven (7) days (or such shorter time to meet any filing deadline where it was not practical to provide the other Party with 7 days notice)  after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the timelines proscribed by the applicable regulations of applicable Governmental Authorities or securities exchange.  The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this License Agreement from the applicable Governmental Authority or securities exchange as represented by the redacted version reviewed by the other Party.

11.6     Other Required Disclosure.  Further, each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with a Governmental Authority) of certain material developments or material information generated under this License Agreement and agrees that each Party may make such disclosures as required by law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable Law) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the Development and/or Commercialization of, and/or the conduct of Regulatory Activities with respect to, a Product being Developed and/or Commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

11.7     Press Releases.  The Parties have agreed on language of press releases announcing the collaboration, attached hereto as Exhibit E, to be issued promptly after the execution of this

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

License Agreement by each Party.  During the Term, each Party shall have the right to issue press release or make a public announcement concerning the material terms of this License Agreement or the Development or Commercialization of, or the conduct of Regulatory Activities with respect to, Products under this License Agreement, such as announcing the commencement and completion of clinical studies for Products in countries of the BCC Territory, the filing and obtaining of Regulatory Approvals for Products in countries of the BCC Territory, the First Commercial Sale of Products in countries in the BCC Territory, and the publication of Information in accordance with Section 11.3, by providing the other Party with reasonable advance notice of the content thereof.  Such other Party shall have the right to review and comment on such proposed press release or announcement and the Party seeking such disclosure shall reasonably take into consideration and incorporate when appropriate the comment from the other Party.

11.8     Subsequent Disclosures.  The Parties agree that after a disclosure pursuant to Section 11.5 or 11.6 has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.

11.9     Equitable Relief.  Each Party and its Affiliates acknowledge that a breach of this Article 11 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage.  By reason thereof, each Party and its Affiliates agree that the other Party may be entitled, in addition to any other remedies it may have under this License Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

ARTICLE 12
TERM AND TERMINATION

12.1     Term.  This License Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12 (the “Term”), shall expire on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term with respect to such Product in such country.  In any event, this License Agreement shall expire in its entirety upon the expiration of the Royalty Term with respect to all Products in all countries in the BCC Territory.

12.2     Termination for Cause.

(a)           Breach or Default.  Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this License Agreement in its entirety or on a Product-by-Product and a country-by-country basis, in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted with respect to:  (i) the performance of any of its material obligations in this License Agreement; (ii) any material representation or warranty provided in this License Agreement; or (iii) with respect to any Product or any country, so materially breached or defaulted with respect to that

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Product or country, and in each case such breach or default shall have continued for [*] (or [*] for any non-payment by BCC) after written notice thereof was provided to the Breaching Party by the Non-Breaching Party (or, excluding any non-payment by BCC, if such default cannot be cured within such [*] period, if the Breaching Party does not commence and diligently continue actions to cure such default during such [*].  Any such termination shall become effective at the end of such [*] period (or such [*] period for non-payment by BCC) unless the Breaching Party has cured any such breach or default prior to the expiration of such [*] period, as the case may be, (or, if such default cannot be cured within such [*] period excluding any non-payment by BCC, if the Breaching Party has commenced and diligently continued actions to cure such default to the reasonable satisfaction of the Non-Breaching Party).  Notwithstanding the above, BCC may not terminate this License Agreement under this Section 12.2(a) for a breach by Kythera, to the extent such breach is due to a breach by Intendis of the Collaboration Agreement.

(b)           Suspension for Dispute Resolution.  Notwithstanding the foregoing, in the event that the Party that is alleged to have materially breached or defaulted contests in good faith the alleged material breach or default pursuant to Article 13, the foregoing [*] period (or [*] period in the case of an alleged non-payment by BCC) shall not commence unless and until it is finally determined by an arbitral panel to the effect that (i) such breach or default has occurred and (ii) termination of this License Agreement in its entirety, or with respect to a country or Product, is consistent with the requirements of this Section 12.2.

(c)           Waiver.  The right of ether Party to terminate this License Agreement as provided in this Section 12.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

12.3     Termination by BCC for Good Reason

(a)           Good Reason.  BCC may, for good reason, terminate this License Agreement, or with respect to any Product or country, upon one hundred eighty (180) days’ prior written notice to Kythera.  For purposes of this Section 12.3, “good reason” shall exist if BCC reasonably determines that: (a) Development or manufacturing of, or the conduct of Regulatory Activities with respect to, the Products does not appear to be viable on a basis that makes achievement of the objectives of the Parties reflected in this License Agreement likely (such as, for example, because of additional work being required that is not contemplated by the Project Plan, including pre-clinical work or a clinical study) or the costs of such work having escalated beyond the budgeted costs; or (b) a material change in circumstances has occurred with respect to the prospective profitability of the Products, because of pricing, intellectual property, market or other factors.

12.4     Termination for a No-Go Decision.  Notwithstanding anything to the contrary, this License Agreement shall automatically and immediately terminate upon a BCC actual or deemed No-Go Decision pursuant to Section 4.1(c).

12.5     Termination for Patent Challenge.  Kythera shall have the right to terminate this License Agreement immediately upon written notice if BCC or any BCC Affiliate challenges the validity, scope or enforceability of or otherwise opposes any Kythera Patent with respect to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Compound or Products in the Field.  If a Sublicensee of BCC challenges the validity, scope or enforceability of or otherwise opposes any Kythera Patent under which such Sublicensee is sublicensed with respect to Development or Commercialization of, or the conduct of Regulatory Activities with respect to, the Compound or Products in the Field, then BCC shall, upon written notice from Kythera, terminate such Sublicense.  BCC shall include provisions in all agreements under which a Third Party obtains a Sublicense under any Kythera Patent providing that if the Sublicensee challenges the validity or enforceability of or otherwise opposes any such Kythera Patent under which the Sublicensee is sublicensed, BCC may terminate its Sublicense agreement with such Sublicensee.

12.6     Termination for BCC’s Cessation or Abandonment of Development, Regulatory Activities and/or Commercialization. Kythera shall have the right to terminate this License Agreement (i) immediately on written notice from BCC or any BCC Affiliate that it has ceased, or has decided to cease, support of Kythera’s Development, or Development, Regulatory Activities (whether with respect to BCC or any BCC Affiliate) or Commercialization of the Initial Product or of all Products, (ii) on sixty (60) days’ written notice by Kythera if for a period greater than [*], BCC has not conducted any Development or Commercialization or Regulatory Activities (except for delays caused by a Governmental Authority) anywhere in the BCC Territory.

12.7     Effect of Expiration or Termination.

(a)           Following Expiration of the Term.  Following the expiration of the Term with respect to a Product in any country in the BCC Territory pursuant to Section 12.1, BCC shall have a non-exclusive, royalty-free, paid-up, perpetual, irrevocable and sublicensable right and license to the same extent that BCC continued to have such license rights to such Product in such country immediately prior to the expiration of the Term, to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit such Product in such country in the BCC Territory.

(b)           Agreement Termination For BCC Breach, Patent Challenge, or No-Go Decision, or Cessation or Abandonment of Development, Regulatory Activities and/or Commercialization.  If this License Agreement is terminated in its entirety by Kythera pursuant to Section 12.2, Section 12.4,  Section 12.5, or Section 12.6, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay to Kythera all outstanding costs and expenses incurred by Kythera pursuant to this License Agreement prior to termination, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account to the extent that there are sufficient funds in the Development Account, (B) transfer to Kythera all relevant Information, Technology, and materials in BCC’s possession or control that relate to the Products; (C) execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name with respect to the Products to Kythera; and (D) return to Kythera all Information and materials in BCC’s possession or Control containing Kythera’s Confidential Information (provided that BCC may keep one (1) copy of such Confidential Information for archival

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Joint Product Marks under which any Product has been or is being marketed or sold in the BCC Territory, BCC shall assign the same to Kythera; and (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement shall continue in full force and effect if permitted by the terms and conditions of the respective Sublicenses, and, if permitted under the terms and conditions of such Sublicenses, BCC will assign to Kythera such Sublicenses.

(c)           Product or Country Termination for BCC Breach.  If this License Agreement is terminated with respect to a particular Product or country by Kythera pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement with respect to such Product or such country shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay to Kythera all outstanding costs and expenses incurred by Kythera pursuant to this License Agreement with respect to such Product or such country prior to termination, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account to the extent that there are sufficient funds in the Development Account, (B) transfer to Kythera all relevant Information, Technology, and materials in BCC’s possession or control that relate to such Product or such country; (C) execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name that relate to such Product or such country to Kythera; and (D) return to Kythera all relevant Information, and materials in BCC’s possession or control containing Kythera’s Confidential Information that relate to such Product or such country (provided that BCC may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Joint Product Marks in such country or under which such Product has been or is being marketed or sold, BCC shall assign the same to Kythera; (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement shall continue in full force and effect if permitted by the terms and conditions of the respective Sublicenses, and, if permitted under the terms and conditions of such Sublicenses, BCC will assign to Kythera such Sublicenses; and (v) any such terminated country by virtue of such termination shall be included in the Retained Territory.

(d)           Agreement Termination For Kythera Breach.  If this License Agreement is terminated in its entirety by BCC pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by BCC to Kythera under this License Agreement shall terminate; (ii) at Kythera’s expense, Kythera shall promptly:  (A) transfer to BCC all Information and materials in Kythera’s possession or control that relate to the Products as they are being Developed or Commercialized in the BCC Territory; and (B) return to BCC all relevant Information and materials in Kythera’s possession or control containing BCC’s Confidential Information (provided that Kythera may keep one (1) copy of such Confidential Information for archival purposes only); (iii) Kythera shall transfer manufacturing of the Compound for the BCC Territory to BCC, its Affiliate or a Third Party in accordance with Section 6.1(j)(i); and (iv) the licenses granted under Section 2.1(a) (including as modified by Section 6.1(j)(i)) shall continue in full force and effect, subject to and in accordance with all other terms and conditions of this License Agreement, including the obligation of BCC to pay [*] of the royalty rates set forth pursuant to Section 7.3; provided, however, that if BCC terminates for a Catastrophic Breach then the licenses granted under

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 2.1(a) shall continue in full force and effect on an irrevocable, perpetual, royalty-free and full paid-up basis. “Catastrophic Breach” as used in this Section 12.7 means a material breach by Kythera under Section 12.2 that results or is reasonably likely to result in imminent substantial harm to the commercial value of the Product in the BCC Territory, including without limitation the following types of events:  (x) fraud or intentional misconduct by Kythera in inducing BCC to enter into this License Agreement; (y) intentional or willful sales of Products by Kythera in the BCC Territory or grant of license rights to Third Parties similar to those granted BCC under this License Agreement to effect such sales; and (z) other events, having substantially the same types of adverse effects on the commercial value of Product as those events set forth in (i) and (ii).

(e)           Product or Country Termination for Kythera Breach.  If this License Agreement is terminated with respect to a particular Product or a particular country by BCC pursuant to Section 12.2, in addition to any other remedies available at law or in equity:  (i) all licenses and rights granted by BCC to Kythera under this License Agreement with respect to such Product or such country shall terminate; (ii) at Kythera’s expense, Kythera shall promptly:  (A) transfer to BCC all Information and materials in Kythera’s possession or control that relate to such country or such Product as it is being Developed or Commercialized in the BCC Territory; and (B) return to BCC all relevant Information and materials in Kythera’s possession or control containing BCC’s Confidential Information that relate to such Product or such country (provided that Kythera may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent Kythera owns or holds any right, title and interest in any Joint Product Marks in such country or under which such Product has been or is being marketed or sold, Kythera shall assign the same to BCC; and (iv) the licenses granted under Section 2.1(a) shall continue in full force and effect, subject to and in accordance with all other terms and conditions of this License Agreement, including the obligation of BCC to pay [*] of the royalty rates set forth pursuant to Section 7.3; provided, however, that if BCC terminates for a Catastrophic Breach with respect to a particular Product in a particular country then the licenses granted under Section 2.1(a) shall continue in full force and effect on an irrevocable, perpetual, royalty-free and full paid-up basis with respect to such Product in such country.

(f)            Termination by BCC for Good Reason.  If this License Agreement is terminated with respect to any Product by BCC pursuant to Section 12.3:  (i) all licenses and rights granted by Kythera to BCC under this License Agreement with respect to such Product shall terminate; (ii) at BCC’s expense, BCC shall promptly:  (A) pay all outstanding costs and expenses with respect to such Product to Kythera, provided that any such amounts deductable from the Development Account shall be deducted from the Development Account, (B) transfer to Kythera all relevant Information and materials in BCC’s possession or control that relate to such Product; (C) provide Kythera with all information, and execute all documents, necessary or desirable to transfer any Regulatory Filings in BCC’s name that relate to such Products to Kythera; and (D) return to Kythera all relevant records and materials in BCC’s possession or control containing Kythera’s Confidential Information that relate to such Product (provided that BCC may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent BCC owns or holds any right, title and interest in any Trademarks under which any such Product has been or is being marketed or sold in the BCC Territory, BCC shall assign the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

same to Kythera; (iv) all Sublicenses granted to Sublicensees by BCC under this License Agreement with respect to such Product shall continue in full force and effect in accordance with the terms and conditions of the respective Sublicenses, and BCC will assign to Kythera such Sublicenses; and (v) the Parties shall discuss in good faith a license to any intellectual property developed by BCC in connection with this License Agreement, with royalty rate and other terms to be negotiated in good faith and based on the relative contributions of such intellectual property to the Products.

(g)           Payment Obligations. At the expiration or any termination of this License Agreement, and except as otherwise specifically provided in this License Agreement, all of BCC’s payment obligations under this License Agreement shall terminate as of the effective date of such expiration or termination.

12.8     Accrued Rights; Surviving Obligations.

(a)           Effect on Other Rights.  Termination, relinquishment or expiration of this License Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration.  Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this License Agreement.

(b)           Survival. Except as otherwise expressly provided in this Agreement, All of the Parties’ rights and obligations under Sections 2.1(b) (No Other Rights and Retained Rights), 2.3(b) (BCC Retained Rights), 3.4(b) (Information Rights), 7.3 (Royalties) , 7.4 (Royalty Offsets), 7.5 (Foreign Exchange), 7.6 (Cost Allocation for Kythera Technical Support), 7.7 (Payment Method; Late Payments), 7.8 (Records; Audits), 7.9 (Taxes), 12.6 (Termination for BCC’s Cessation or Abandonment of Development), 12.7 (Effect of Termination), 12.8 (Accrued Rights; Surviving Obligations), and 12.9 (Termination of the LA BioMed License Agreement) and Article 1 (Definitions), Article 8 (Intellectual Property), Article 10 (Indemnification), Article 11 (Confidentiality), Article 13 (Dispute Resolution) and Article 14 (Miscellaneous), shall survive termination, relinquishment or expiration of this License Agreement.

12.9     Termination of the LA BioMed License Agreement.  If the LA BioMed License Agreement is terminated for any reason, the sublicense to BCC shall survive such termination, provided that BCC agrees in writing to be bound by the applicable terms of the LA BioMed License Agreement.

12.10   Effect of Termination of the Collaboration Agreement.  If the Collaboration Agreement is terminated for any reason, including as a result of material breach by a Party, this License Agreement shall not automatically be terminated.  The Parties acknowledge that termination of the Collaboration Agreement as a result of material breach by a Party may be cited by the other Party as grounds for termination of this License Agreement pursuant to Section 12.2, and that in any consideration by a Party or by an arbitration panel pursuant to Section 13.3 of the question of whether a material breach of the Collaboration Agreement should constitute grounds for termination of this License Agreement pursuant to Section 12.2, the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Parties or such panel shall treat the Collaboration Agreement and this License Agreement as if they were one combined Agreement (notwithstanding that Intendis is a party to the Collaboration Agreement rather than BCC).

ARTICLE 13
DISPUTE RESOLUTION

13.1     Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this Article 13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this License Agreement relating to (i) any unresolved dispute of the JSC pursuant to Section 3.2(g) and (ii) any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (collectively, “Disputes”).

13.2     Resolution by Chief Executives.  Except as otherwise provided in this License Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves (or in the case of a dispute within the JSC, pursuant to Section 3.2(g)).  In the event that such Dispute is not resolved on an informal basis within [*], either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution between the Chief Executive Officer of Kythera and a senior officer of BCC or its Affiliates nominated and vested with appropriate authority by BCC (the “Chief Executives”) by good faith negotiation within [*] after such notice is received.  Except as set forth in Section 13.4 or 13.5, each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved by the Chief Executives under this Section 13.2 in accordance with Section 13.3 by providing written notice to the other Party within [*] after the period for resolution by Chief Executive has expired.

13.3     Arbitration.

(a)           Any arbitration under this Section 13.3 shall be conducted with the applicable rules of the International Chamber of Commerce (“ICC Rules” or “Rules”) as such Rules may be amended from time to time.  In such arbitration the governing law to be applied is as described in Section 14.13(a).  The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding, it being the intent of the Parties to enable a reasonable amount of discovery in any such proceeding.

(b)           The arbitration shall be conducted by a panel of three (3) arbitrators.  Within ten (10) days after receipt of an arbitration notice from a Party, each Party shall select one (1) arbitrator with relevant industry experience and the International Court of Arbitration of the ICC (the “Court”) shall select a third arbitrator in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then the Court shall select an arbitrator in accordance with the Rules for such Party, and a third arbitrator in accordance with the Rules.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

an opinion within twenty (20) days (or sixty (60) days if a Party requests a written opinion of the findings of fact and conclusion of law pursuant to Section 13.3(e) below) after the final hearing before the panel.

(c)           The place of arbitration shall be London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

(d)           The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner.  The Parties shall use good faith efforts to complete arbitration under this Section 13.3 within one hundred eighty (180) days following the initiation of such arbitration.  In order to effectuate this desire, the arbitral panel shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such one hundred eighty (180) day period.

(e)           The decision or award of the arbitral panel shall be final and binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud or on the grounds established under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Without limiting any other remedies that may be available under Laws, the arbitral panel shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

(f)            Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.

13.4     Preliminary Injunctions.  Notwithstanding anything in this License Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

13.5     Patent Disputes.  Notwithstanding anything in this License Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the BCC Territory shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.6     Confidentiality.  Any and all activities conducted under Sections 13.1 through 13.3, including without limitation any and all proceedings and decisions of arbitrator(s) under Section 13.3, shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 11.

ARTICLE 14
MISCELLANEOUS

14.1     Entire Agreement; Amendment.  This License Agreement and the Collaboration Agreement, including the Exhibits, schedules and attachments hereto and thereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this License Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

14.2     Force Majeure.  Each Party shall be excused from the performance of its obligations under this License Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this License Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this License Agreement in order to mitigate the delays caused by such force majeure.

14.3     Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this License Agreement by Kythera and BCC are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties agree that each Party, as licensee of certain rights under this License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S.  Bankruptcy Code or analogous provisions of applicable Law outside the United States.  The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

analogous provisions of applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this License Agreement; or (b) if not delivered under clause (a), following the rejection of this License Agreement by the Bankrupt Party upon written request therefor by the other Party.

14.4     Notices.  Any notice required or permitted to be given under this License Agreement shall be in writing, shall specifically refer to this License Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 14.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Kythera:	Kythera Biopharmaceuticals, Inc.
27200 West Agoura Road, Suite 200
Calabasas, CA 91301
Attention: Keith Klein, Esq., General Counsel
Facsimile: (818) 587-4591

With a copy to:	Latham & Watkins, LLP.
12636 High Bluff Drive, Suite 400
San Diego Ca, 92130
Attention: John E. Wehrli, Esq.
Facsimile: (850) 523-5450

If to BCC:	Bayer Consumer Care AG
Peter Merian-Strabe 84
4052 Basel, Switzerland
Attention: Pascal Bürgin
Facsimile: +41 58 2727173

With a copy to:	Intendis GmbH
Max-Dohrn Strabe 10
10589 Berlin, Germany
Attention: Shakaib Qureshi, Esq.
Facsimile: +41 58 272 71 73

And with a copy to:	Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102
Attention: Steve Parker, Esq.
Facsimile: (703) 720-7399

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

14.5     No Strict Construction; Headings.  This License Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this License Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this License Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

14.6     Assignment; Change in Control.

(a)           Permitted and Prohibited Assignments.  Except as otherwise permitted by this License Agreement, and subject to the requirements of this License Agreement, including Section 14.6(b), neither Party may assign or transfer this License Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.6 shall be null, void and of no legal effect.  For the avoidance of doubt, Kythera shall have the right to assign its rights to receive payments pursuant to Article 7, in whole or in part, to a Third Party in connection with the monetization of Kythera’s revenue stream under Article 7, provided that such assignment would not materially adversely affect the rights of BCC under this License Agreement.

(b)           BCC Rights upon Kythera Change in Control.

(i)            Upon a Change in Control of Kythera that occurs prior to [*], BCC shall have the option, at any time within [*] of such Change in Control, to elect, by written notice to Kythera to have Kythera promptly:  (x) transfer to BCC some or all (at BCC’s election) responsibilities for execution of tasks then in effect under the Project Plan; (y) assign to BCC all-decision-making authority under the Collaboration Agreement such that BCC shall have final say in all matters affecting Development and the conduct of Regulatory Activities in the BCC Territory, provided, however, that BCC or the JSC shall have no right to further obligate Kythera or any of its Affiliates; and (z) transfer to BCC, at BCC’s expense, to the extent not previously transferred, all Information and materials in Kythera’s possession or control (including ownership of any Regulatory Filings in the BCC Territory) or Regulatory Approvals that relate to the Initial Product as they are being Developed or Commercialized in the BCC Territory.

(ii)           Upon a Change in Control of Kythera that occurs at any time during the Term, BCC shall have the option, at any time within [*] of such Change in Control, to elect, by written notice to Kythera to:  terminate the JSC, and any other committee then operating pursuant to Section 3.2(i), and terminate any related operations, including disclosure or cooperation obligations arising out of participation in such committees.  If one or more such committees are terminated, the Parties obligations of information-exchange and other

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

cooperation shall survive and the Parties shall cooperate to develop reasonable reporting mechanisms as to their diligence and similar obligations under this License Agreement and under the Collaboration Agreement.

(iii)         Upon a Change in Control of Kythera that occurs at any time during the Term, the obligations of each Party to continue Development of, and conduct Regulatory Activities with respect to, any Initial Product shall continue as and to the extent specified in any Project Plan.

(iv)          Upon a Change in Control of Kythera, Kythera shall use its best efforts to cause the Third Party that effects such Change in Control with Kythera to enter into a written agreement with Kythera to acknowledge and agree to comply with the obligations imposed on Kythera pursuant to this Section 14.6.

(c)           BCC Competitive Technology.  BCC represents and warrants that as of the Effective Date it is not conducting Development or Commercialization of, or Regulatory Activities with respect to, any [*].

(d)           Notwithstanding anything to the contrary in this License Agreement, in the event of any assignment or Change in Control, the intellectual property rights of the acquiring party (if other than one of the Parties to this License Agreement) shall not be included in the technology licensed to the other Party hereunder to the extent held by such acquirer prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to Compound and Products. The Kythera Intellectual Property and the BCC Intellectual Property shall exclude any intellectual property owned or Controlled by a permitted assignee or successor and not developed in connection with Compound or Products.

14.7     Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this License Agreement, and shall cause its Affiliates to comply with the provisions of this License Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this License Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

14.8     Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

14.9     Severability.  If any one or more of the provisions of this License Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this License Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this License Agreement may be realized.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

14.10   No Waiver.  Any delay in enforcing a Party’s rights under this License Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this License Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.11   Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

14.12   English Language.  This License Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this License Agreement.  To the extent this License Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

14.13   Governing Law; Jurisdiction.

(a)           Governing Law.  This License Agreement and all disputes arising out of or related to this License Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

14.14   Counterparts.  This License Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

END OF PAGE

[signatures appear on following page]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

KYTHERA BIOPHARMACEUTICALS, INC.		BAYER CONSUMER CARE AG

By:	/s/Keith R. Leonard	By:	/s/ Lilian Vakalopoulou

Name:	Keith R. Leonard	Name:	Lilian Vakalopoulou

Title:	President and CEO

		By:	/s/ Shakaib Qureshi

		Name:	Shakaib Qureshi

[signature page to LICENSE AGREEMENT]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

Compound Specification

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Initial Product Specifications

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B-1

Exhibit C

Project Plan

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C-1

Exhibit D

BCC’s Internal Accounting and Reporting Process

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D-1

Exhibit E

Joint Press Releases

See Kythera press release dated August 30, 2010

See Bayer press release dated August 30, 2010

See Intendis press release dated August 30, 2010

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E-1

Schedule 1.78

Kythera Licensed Intellectual Property

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.78-1

Schedule 1.80

Kythera Owned Intellectual Property

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 1.80-1